Exhibit 99.2

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide information to assist you in better understanding and evaluating our financial condition and results of operations. We encourage you to read this MD&A in conjunction with our consolidated financial statements included in Part II, Item 8 of this Annual Report on Form 10-K and the “Risk Factors” contained in Part I, Item 1A of this Annual Report on Form 10-K.

EXECUTIVE SUMMARY

Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of innovative products in three core therapeutic areas: central nervous system (“CNS”), pain and oncology.  In addition to conducting an active research and development program, we market seven proprietary products in the United States and numerous products in various countries throughout Europe and the world.  Consistent with our core therapeutic areas, we have aligned our approximately 780-person U.S. field sales and sales management teams by area.  We have a sales and marketing organization numbering approximately 400 persons that supports our presence in nearly 20 European countries, including France, the United Kingdom, Germany, Italy and Spain, and certain countries in Africa and the Middle East.  For the year ended December 31, 2008, our total revenues and net income attributable to Cephalon, Inc. were $2.0 billion and $171.9 million, respectively.  Our revenues from U.S. and European operations are detailed in Note 18 to our Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.

Our most significant product is PROVIGIL® (modafinil) Tablets [C-IV], which comprised 51% of our total consolidated net sales for the year ended December 31, 2008, of which 94% was in the U.S. market.  For the year ended December 31, 2008, consolidated net sales of PROVIGIL increased 16% over the year ended December 31, 2007.  PROVIGIL is indicated for the treatment of excessive sleepiness associated with narcolepsy, obstructive sleep apnea/hypopnea syndrome (“OSA/HS”) and shift work sleep disorder (“SWSD”).  With respect to the marketing of PROVIGIL in the United States, on August 29, 2008, we terminated our co-promotion agreement with Takeda Pharmaceuticals North America, Inc. (“TPNA”) effective November 1, 2008.  Under the co-promotion agreement, TPNA provided 500 Takeda sales representatives to promote PROVIGIL to primary care physicians and other appropriate health care professionals in the United States.  As a result of the termination of the co-promotion agreement, we have supplemented our existing sales teams with an additional 270 sales representatives who began promoting PROVIGIL and AMRIX in the first quarter of 2009.  We accomplished this through a combination of new hires and use of a contract sales force.  In total, we currently have 730 sales representatives promoting PROVIGIL.  In June 2007, we secured final U.S. Food and Drug Administration (the “FDA”) approval of NUVIGIL® (armodafinil) Tablets [C-IV] for the same indications as PROVIGIL.  NUVIGIL is a single-isomer formulation of modafinil, the active ingredient in PROVIGIL.  The product is protected by a composition of matter patent that will expire on December 18, 2023 and covers a novel polymorphic form of armodafinil, the active pharmaceutical ingredient in NUVIGIL.  We currently intend to launch NUVIGIL in the third quarter of 2009.  We expect that upon the launch of NUVIGIL, our marketing efforts with respect to PROVIGIL will decline substantially and will shift to NUVIGIL.  Currently, we do not believe 2009 CNS net sales will be adversely impacted as compared to 2008 by the decline in PROVIGIL marketing efforts associated with the launch of NUVIGIL.

Our two next most significant products are FENTORA® (fentanyl buccal tablet) [C-II] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] (including our generic version of ACTIQ (“generic OTFC”)).  Together, these products comprise 22% of our total consolidated net sales for the year ended December 31, 2008, of which 87% was in the U.S. market.  In October 2006, we launched in the United States FENTORA, our next-generation proprietary pain product.  FENTORA is indicated for the management of breakthrough pain in patients with cancer who are already receiving and are tolerant to opioid therapy for their underlying persistent cancer pain.  In April 2008, we received marketing authorization from the European Commission for EFFENTORA™ for the same indication as FENTORA and launched the product in certain European countries in January 2009. We have focused our clinical strategy for FENTORA on studying the product in opioid-tolerant patients with breakthrough pain associated with chronic pain conditions, such as neuropathic pain and back pain.  In November 2007, we submitted a supplemental new drug application (“sNDA”) to the FDA seeking approval to market FENTORA for the management of breakthrough pain in opioid tolerant patients with chronic pain conditions.  In May 2008, an FDA Advisory Committee voted not to recommend approval of the FENTORA sNDA.  In September 2008, we received a complete response letter, in which the FDA requested that we implement and demonstrate the effectiveness of proposed enhancements to the current FENTORA risk management program.  In December 2008, we also received a supplement request letter from the FDA requesting that we submit a Risk Evaluation and Mitigation Strategy (the “REMS Program”) with respect to FENTORA, which we expect to file by the end of the first quarter of 2009.  In the December 2008 supplement request letter, the FDA also provided guidance for the design and implementation of the REMS Program to mitigate serious risks associated with the use of FENTORA.  To address the FDA’s requests in its September 2008 and December 2008 letters, we plan to implement as part of the REMS Program a first-of-its-kind initiative designed to minimize the potential risk of overdose from an opioid through appropriate patient selection.  We believe that, by working with the FDA, we can design and implement a REMS Program to meet the FDA’s requests and possibly to provide a potential avenue for approval of the sNDA.  We anticipate initiating the REMS Program upon receipt of approval from the FDA.  With respect to ACTIQ, its sales have been meaningfully eroded by the launch of FENTORA and by generic OTFC products sold since June 2006 by Barr Laboratories, Inc. and by us through our sales agent, Watson Pharmaceuticals, Inc.  We expect this erosion will continue throughout 2009.

In March 2008, we received FDA approval of TREANDA® (bendamustine hydrochloride) for the treatment of patients with chronic lymphocytic leukemia (“CLL”) and we launched the product in April 2008.  In October 2008, we received FDA approval of TREANDA for treatment of patients with indolent B-cell non-Hodgkin’s lymphoma (“NHL”) who have progressed during or within six months of treatment with rituximab or a rituximab-containing regimen.  The FDA has granted an orphan drug designation for the CLL indication for TREANDA.

In August 2008, we established a $200 million, three-year revolving credit facility (the “Credit Agreement”) with JP Morgan Chase Bank, N.A. and certain other lenders.  The credit facility is available for letters of credit, working capital and general corporate purposes and is guaranteed by certain of our domestic subsidiaries.  The credit agreement contains customary covenants, including but not limited to covenants related to total debt to Consolidated EBITDA (as defined in the Credit Agreement), senior debt to Consolidated EBITDA, interest expense coverage and limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, and transactions with affiliates.  As of the filing date of this Annual Report on Form 10-K, we have not drawn any amounts under the credit facility.

As a biopharmaceutical company, our future success is highly dependent on obtaining and maintaining patent protection or regulatory exclusivity for our products and technology. We intend to vigorously defend the validity, and prevent infringement, of our patents. The loss of patent protection or regulatory exclusivity on any of our existing products, whether by third-party challenge, invalidation, circumvention, license or expiration, could materially impact our results of operations.  In late 2005 and early 2006, we entered into PROVIGIL patent settlement agreements with each of Teva Pharmaceuticals USA, Inc., Mylan Pharmaceuticals Inc., Ranbaxy Laboratories Limited and Barr; in August 2006, we entered into a settlement agreement with Carlsbad Technology, Inc. and its development partner, Watson Pharmaceuticals, Inc., which we understand has the right to commercialize the Carlsbad product if approved by the FDA. As part of these separate settlements, we agreed to grant to each of these parties a non-exclusive royalty-bearing license to market and sell a generic version of PROVIGIL in the United States, effective in April 2012, subject to applicable regulatory considerations. Under the agreements, the licenses could become effective prior to April 2012 only if a generic version of PROVIGIL is sold in the United States prior to this date.

We also received rights to certain modafinil-related intellectual property developed by each party and in exchange for these rights, we agreed to make payments to Barr, Ranbaxy and Teva collectively totaling up to $136.0 million, consisting of upfront payments, milestones and royalties on net sales of our modafinil products. In order to maintain an adequate supply of the active drug substance modafinil, we entered into agreements with three modafinil suppliers whereby we have agreed to purchase minimum amounts of modafinil through 2012, with remaining aggregate purchase commitments totaling $57.8 million as of December 31, 2008.  Based on our current assessment, we have recorded a reserve of $26.0 million for purchase commitments for modafinil raw materials not expected to be utilized.  See Note 7 to our Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for additional information.

We filed each of the settlements with both the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) as required by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Modernization Act”).  The FTC conducted an investigation of each of the PROVIGIL settlements and, in February 2008, filed suit against us in the U.S. District Court for the District of Columbia challenging the validity of the settlements and related agreements entered into by us with each of Teva, Mylan, Ranbaxy and Barr.  We filed a motion to transfer the case to the U.S. District Court for the Eastern District of Pennsylvania, which was granted in April 2008.  The complaint alleges a violation of Section 5(a) of the Federal Trade Commission Act and seeks to permanently enjoin us from maintaining or enforcing these agreements and from engaging in similar conduct in the future.  We believe the FTC complaint is without merit and we have filed a motion to dismiss the case.  While we intend to vigorously defend ourselves and the propriety of the settlement agreements, these efforts will be both expensive and time consuming and, ultimately, due to the nature of litigation, there can be no assurance that these efforts will be successful.

In April 2008 and June 2008, we received Paragraph IV certification letters relating to ANDAs submitted to the FDA by Watson Laboratories, Inc. and Barr, respectively, requesting approval to market and sell a generic equivalent of

FENTORA.  Both Watson and Barr allege that our U.S. Patent Numbers 6,200,604 and 6,974,590 covering FENTORA are invalid, unenforceable and/or will not be infringed by the manufacture, use or sale of the product described in their respective ANDAs.  The 6,200,604 and 6,974,590 patents cover methods of use for FENTORA and do not expire until 2019.  In June 2008 and July 2008, we and our wholly-owned subsidiary, CIMA LABS INC., filed lawsuits in U.S. District Court in Delaware against Watson and Barr for infringement of these patents.  Under the provisions of the Hatch-Waxman Act, the filing of these lawsuits stays any FDA approval of each ANDA until the earlier of a district court judgment in favor of the ANDA holder or 30 months from the date of our receipt of the respective Paragraph IV certification letter.

In October 2008, Cephalon and Eurand, Inc. (“Eurand”) received Paragraph IV certification letters relating to ANDAs submitted to the FDA by Mylan Pharmaceuticals, Inc. and Barr Laboratories, Inc., each requesting approval to market and sell a generic version of the 15 mg and 30 mg strengths of AMRIX.  In November 2008, we received a similar certification letter from Impax Laboratories, Inc.  Mylan and Impax each allege that the U.S. Patent Number 7,387,793 (the “Eurand Patent”), entitled “Modified Release Dosage Forms of Skeletal Muscle Relaxants,” issued to Eurand will not be infringed by the manufacture, use or sale of the product described in the applicable ANDA and reserves the right to challenge the validity and/or enforceability of the Eurand Patent.  Barr alleges that the Eurand Patent is invalid, unenforceable and/or will not be infringed by its manufacture, use or sale of the product described in its ANDA.  The Eurand Patent does not expire until February 26, 2025.  In late November 2008, Cephalon and Eurand filed a lawsuit in U.S. District Court in Delaware against Mylan (and its parent) and Barr (and its parent) for infringement of the Eurand Patent.  In January 2009, Cephalon and Eurand filed a lawsuit in U.S. District Court in Delaware against Impax for infringement of the Eurand Patent.  Under the provisions of the Hatch-Waxman Act, the filing of these lawsuits stays any FDA approval of each ANDA until the earlier of a district court judgment in favor of the ANDA holder or 30 months from the date of our receipt of the respective Paragraph IV certification letter.  While we intend to vigorously defend the AMRIX and FENTORA intellectual property rights, these efforts will be both expensive and time consuming and, ultimately, due to the nature of litigation, there can be no assurance that these efforts will be successful.

In early November 2007, we announced that we had reached an agreement in principle with the U.S. Attorney’s Office (“USAO”) in Philadelphia and the DOJ with respect to the USAO investigation that began in September 2004. In September 2008, to finalize our previously announced agreement in principle, we entered into a settlement agreement (the “Settlement Agreement”) with the DOJ, the USAO, the Office of Inspector General of the Department of Health and Human Services (“OIG”), TRICARE Management Activity, the U.S. Office of Personnel Management (collectively, the “United States”) and the relators identified in the Settlement Agreement (the “Relators”) to settle the outstanding False Claims Act claims alleging off-label promotion of ACTIQ and PROVIGIL from January 1, 2001 through December 31, 2006 and GABITRIL® (tingabine hydrochloride) from January 2, 2001 through February 18, 2005 (the “Claims”). As part of the Settlement Agreement we agreed to pay a total of $375 million (the “Payment”) plus interest of $11.3 million. We also agreed to pay the Relators’ attorneys’ fees of $0.6 million.  Pursuant to the Settlement Agreement, the United States and the Relators released us from all Claims and the United States agreed to refrain from seeking our exclusion from Medicare/Medicaid, the TRICARE Program or other federal health care programs.  In connection with the Settlement Agreement, we pled guilty to one misdemeanor violation of the U.S. Food, Drug and Cosmetic Act and agreed to pay $50 million (in addition to the Payment), of which $40 million applied to a criminal fine and $10 million applied to satisfy the forfeiture obligation.  All of the payments described above were made in the fourth quarter of 2008.

As part of the Settlement Agreement, we entered into a five-year Corporate Integrity Agreement (the “CIA”) with the OIG.  The CIA provides criteria for establishing and maintaining compliance.  We are also subject to periodic reporting and certification requirements attesting that the provisions of the CIA are being implemented and followed. We also agreed to enter into a State Settlement and Release Agreement (the “State Settlement Agreement”) with each of the 50 states and the District of Columbia.  Upon entering into the State Settlement Agreement, a state will receive its portion of the Payment allocated for the compensatory state Medicaid payments and related interest amounts.  Each state also agrees to refrain from seeking our exclusion from its Medicaid program.

In September 2008, we also announced that we had entered into an Assurance of Voluntary Compliance (the “Connecticut Assurance”) with the Attorney General of the State of Connecticut and the Commissioner of Consumer Protection of the State of Connecticut (collectively, “Connecticut”) to settle Connecticut’s investigation of our promotion of ACTIQ, GABITRIL and PROVIGIL.  Pursuant to the Connecticut Assurance, (i) we agreed to pay a total of $6.15 million to Connecticut, of which $3.8 million will fund Connecticut Department of Public Health cancer initiatives and $0.2 million will fund a state electronic prescription monitoring program; and (ii) Connecticut released us from any claim relating to the promotional practices that were the subject of Connecticut’s investigation.  On the same date we also entered into an Assurance of Discontinuance (the “Massachusetts Settlement Agreement”) with the Attorney General of the Commonwealth of Massachusetts (“Massachusetts”) to settle Massachusetts’ investigation of our promotional practices with respect to fentanyl-based products.  Pursuant to the Massachusetts Settlement Agreement, (i) we agreed to pay a total of $0.7 million to

Massachusetts, of which $0.45 million will fund Massachusetts cancer initiatives and benefit consumers in Massachusetts; and (ii) Massachusetts released us from any claim relating to the promotional practices that were the subject of Massachusetts’ investigation.

We have significant levels of indebtedness outstanding, nearly all of which consists of convertible notes. Under the terms of the indentures governing nearly all of our notes, we are obligated to repay in cash the aggregate principal balance of any such notes presented for conversion. For a more complete description of these notes, see Note 12 to our Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.  We do not have available cash, cash equivalents and investments sufficient to repay all of the convertible notes, if presented. In addition, there are no restrictions on our use of this cash, and the cash available to repay indebtedness may decline over time.

As of December 31, 2008, the fair value of both the 2.0% convertible senior subordinated notes due June 1, 2015 (the “2.0% Notes”) and Zero Coupon Convertible Notes due June 2033, first putable June 15, 2010 (the “Zero Coupon Notes”) is greater than the value of the shares into which such notes are convertible. We believe that the share price of our common stock would have to significantly increase over the market price as of the filing date of this report before the fair value of the convertible notes would be less than the value of the common stock shares underlying the notes.  As such, we believe it is highly unlikely that holders of the 2.0% Notes or Zero Coupon Notes will present significant amounts of such notes for conversion under the current terms. In the unlikely event that a significant conversion did occur, we believe that we have the ability to raise sufficient cash to repay the principal amounts due through a combination of utilizing our existing cash on hand, accessing our credit facility, raising money in the capital markets or selling our note hedge instruments for cash. Because the financing markets may be unwilling to provide funding to us or may only be willing to provide funding on terms that we would consider unacceptable, we may not have cash available or be able to obtain funding to permit us to meet our repayment obligations, thus adversely affecting the market price for our securities.

RECENT ACQUISITIONS

For additional information related to each of the following acquisitions and transactions, see Note 2 to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.

LUPUZOR License

On November 25, 2008, we entered into an option agreement (the “Immupharma Option Agreement”) with ImmuPharma PLC providing us with an option to obtain an exclusive, worldwide license to the investigational medication LUPUZOR™ for the treatment of systemic lupus erythematosus.  On January 30, 2009, we exercised the option and entered into a Development and Commercialization Agreement (the “Immupharma License Agreement”) with Immupharma based on a review of interim results of a Phase IIb study for LUPUZOR.  Under the terms of the Immupharma Option Agreement, we paid ImmuPharma a $15 million upfront option payment upon execution and will pay a one-time $30 million license fee by early March 2009.  Under the Immupharma License Agreement, Immupharma may receive (i) up to approximately $500 million in milestone payments (including the option and license fees) upon the achievement of regulatory and sales milestones and (ii) royalties on the net sales of LUPUZOR.  We will assume all expenses for the remaining term of the Phase IIb study, the Phase III study, regulatory filings and, assuming regulatory approval, subsequent commercialization of the product.

Acusphere, Inc.

On November 3, 2008, we entered into a license and convertible note transaction with Acusphere, Inc., a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  In connection with the transaction, we received an exclusive worldwide license from Acusphere to all intellectual property of Acusphere relating to celecoxib to develop and market celecoxib for all current and future indications. In connection with this license, we paid Acusphere an upfront fee of $5 million and agreed to pay a $15 million milestone upon FDA approval of the first new drug application prepared by us with respect to celecoxib for any indication, as well as royalties on net sales.  In addition, we purchased a $15 million senior secured three-year convertible note (the “Acusphere Note”) from Acusphere, secured by substantially all the assets of Acusphere (including Acusphere’s intellectual property).  The Acusphere Note is convertible at our option at any time prior to November 3, 2009 into either (i) a number of shares of Acusphere common stock at least equal to 51% of Acusphere’s outstanding common stock on a fully-diluted basis on the date of conversion of the Acusphere Note, (ii) an exclusive license to all intellectual property of Acusphere relating to Imagify™ (perflubutane polymer microspheres) to use, distribute and sell Imagify for all current and future indications worldwide excluding those European countries subject to Acusphere’s agreement with Nycomed Danmark ApS, or (iii) a $15 million credit against the future milestone payment under the celecoxib license agreement. Separately, on March 28, 2008, we purchased license rights for Acusphere’s HDDS technology for use in oncology therapeutics for $10 million.

In accordance with FIN 46R, we have determined that effective on November 3, 2008 Acusphere is a variable interest entity for which we are the primary beneficiary.  As a result, as of November 3, 2008 we have included the financial condition and results of operations of Acusphere in our consolidated financial statements.  However, we do not have an equity interest in Acusphere and, therefore, we have allocated the losses attributable to the noncontrolling interest in Acusphere to noncontrolling interest in the consolidated statement of operations and we have also reduced the noncontrolling interest holders’ ownership interest in Acusphere in the consolidated balance sheet by Acusphere’s losses.  For the year ended December 31, 2008, both of these amounts have been limited to the value of the noncontrolling interest recorded as of November 3, 2008 but will not be limited starting January, 1 2009.

During 2008, as a result of the FDA Advisory Panel’s recommendation not to approve Imagify, we determined that the carrying value of Acusphere’s long-lived assets exceeded the expected cash flows from the use of its assets.  Accordingly, we reduced the property and equipment carrying values to their estimated fair value based on prices for similar assets and recognized a $9.3 million impairment charge. For the year ended December 31, 2008, a total of $21.1 million of net losses were allocated to the noncontrolling interest and $11.7 million of net losses exceeded the noncontrolling interest value.

Ception Therapeutics, Inc.

On January 13, 2009, we entered into an option agreement (the “Ception Option Agreement”) with Ception Therapeutics, Inc.  Under the terms of the Ception Option Agreement, we have the irrevocable option (the “Ception Option”) to purchase all of the outstanding capital stock on a fully diluted basis of Ception at any time on or prior to the expiration of the Option Period (as defined below).  As consideration for the Ception Option, we paid $50 million to Ception and also paid certain Ception stockholders an aggregate of $50 million.  We, in our sole discretion, may exercise the Ception Option by providing written notice to Ception at any time during the period from January 13, 2009 to and including the date that (i) is fifteen business days after our receipt of the final study report for Ception’s ongoing Phase IIb/III clinical trial for reslizumab in pediatric patients with eosinophilic esophagitis (“Res-5-0002 EE Study”) indicating that the co-primary endpoints have been achieved or (ii) is thirty business days after our receipt of the final study report for Res-5-0002 EE Study indicating that the co-primary endpoints have not been achieved (the “Option Period”).  We anticipate that the Res-5-0002 EE Study will be completed in the fourth quarter of 2009.  If the data are positive and we exercise the Ception Option, we intend to file a Biologics License Application for reslizumab with the FDA in 2010.  If we exercise the Ception Option, we have agreed to pay a total of $250 million in exchange for all the outstanding capital stock of Ception on a fully-diluted basis.  Ception stockholders also could receive (i) additional payments related to clinical and regulatory milestones and (ii) royalties related to net sales of products developed from Ception’s program to discover small molecule, orally-active, anti-TNF (tumor necrosis factor) receptor agents.

 In November 2008, we paid a $25 million non-refundable fee to Ception for exclusive rights to negotiate the Option. This payment was credited against the Ception Option Agreement payments.  In accordance with FIN 46R, we have determined that effective on January 13, 2009 Ception is a variable interest entity for which we are the primary beneficiary.  As a result, as of January 13, 2009 we will include the financial condition and results of operations of Ception in our consolidated financial statements.

AMRIX Acquisition

In August 2007, we acquired exclusive North American rights to AMRIX® (cyclobenzaprine hydrochloride extended-release capsules) from E. Claiborne Robins Company, Inc., a privately-held company d/b/a ECR Pharmaceuticals (“ECR”). We made an initial payment of $100.1 million cash to ECR upon the closing of the acquisition, $0.9 million and $99.2 million of which was capitalized as inventory and an intangible asset, respectively.  Under the acquisition agreement, ECR also could receive up to an additional $255 million in milestone payments that are contingent on attainment of certain agreed-upon sales levels of AMRIX.  Two dosage strengths of AMRIX (15 mg and 30 mg) were approved in February 2007 by the FDA for short-term use as an adjunct to rest and physical therapy for relief of muscle spasm associated with acute, painful musculoskeletal conditions.  We made the product available in the United States in October 2007 and commenced a full U.S. launch in November 2007.  In February 2008, we entered into an agreement with a contract sales organization to add 120 sales representatives to our field sales team promoting AMRIX.  Through an expansion of our contract sales force and through new hires, we have added an additional 270 sales representatives who began promoting PROVIGIL and AMRIX in the first quarter of 2009.  In total, we currently have 840 sales representatives promoting AMRIX.  In June 2008, the U.S. Patent and Trademark Office issued a pharmaceutical formulation patent for AMRIX, which expires in February 2025.

RESTRUCTURING

On January 15, 2008, we announced a restructuring plan under which we intend to (i) transition manufacturing activities at our CIMA LABS INC. (“CIMA”) facility in Eden Prairie, Minnesota, to our recently expanded manufacturing facility in Salt Lake City, Utah, and (ii) consolidate at CIMA’s Brooklyn Park, Minnesota, facility certain drug delivery research and development activities currently performed in Salt Lake City. The transition of manufacturing activities and the closure of the Eden Prairie facility are expected to be completed within two to three years.  The consolidation of drug delivery research and development activities at Brooklyn Park was completed in 2008.  The plan is intended to increase efficiencies in manufacturing and research and development activities, reduce our cost structure and enhance competitiveness.

As a result of this plan, we will incur certain costs associated with exit or disposal activities.  As part of the plan, we estimate that approximately 90 jobs will be eliminated in total, with approximately 170 net jobs eliminated at CIMA and approximately 80 net jobs added in Salt Lake City.

The total estimated pre-tax costs of the plan are as follows:

Severance costs	$14-16 million
Manufacturing and personnel transfer costs	$7- 8 million
Total	$21-24 million

The estimated pre-tax costs of the plan are expected to be recognized in 2008 through 2011 and are included in the United States segment.  In 2008, we incurred $8.4 million related to the restructuring.  In addition to the costs described above, we have started to recognize pre-tax, non-cash accelerated depreciation of plant and equipment at the Eden Prairie facility, which we expect to total approximately $18 million to $20 million.

INVENTORY

Over the past few years, we have been developing a manufacturing process for the active pharmaceutical ingredient in NUVIGIL that is more cost effective than our prior process of separating modafinil into armodafinil.  As a result of our plan to manufacture armodafinil in the future using this new process and our decision to launch NUVIGIL in the third quarter of 2009, we assessed the potential impact of these items on certain of our existing agreements to purchase modafinil.  Under these contracts, we have agreed to purchase minimum amounts of modafinil through 2012, with remaining aggregate purchase commitments totaling $57.8 million as of December 31, 2008.  Based on our current assessment, we have recorded a reserve of $26.0 million for purchase commitments for modafinil raw materials not expected to be utilized.  See Note 7 to our Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for additional information.

Effective October 1, 2008, we changed our method of accounting for inventories previously valued using the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and adjusted our results for all of the periods presented.

PROPERTY, PLANT and EQUIPMENT

On September 18, 2008, our subsidiary Cephalon France SAS informed the French Works Councils of its intention to search for a potential acquiror of the manufacturing facility at Mitry-Mory, France.  We are considering the proposed divestiture due to a reduction of manufacturing activities at the Mitry-Mory manufacturing site.  The proposed divestiture is subject to completion of a formal consultation process with the French Works Councils and employees representatives.

As a result of this decision, we reevaluated the remaining carrying value and useful life of the Mitry-Mory assets and reduced the estimated useful life to approximately two years.  During the year we have recorded pre-tax, non-cash charges associated with accelerated depreciation of plant and equipment of $6.0 million related to the proposed divestiture based on the new estimated useful life.  As of December 31, 2008, we had $34.8 million of net property and equipment related to the Mitry-Mory facility included on our balance sheet.

TERMINATION OF CO-PROMOTION AGREEMENT

With respect to the marketing of PROVIGIL in the United States, on August 29, 2008, we terminated our co-promotion agreement with Takeda Pharmaceuticals North America, Inc. (“TPNA”) effective November 1, 2008.  As a result of the termination, we are required under the agreement to make payments to TPNA during the three years following the termination of the agreement (the “Sunset Payments”).  The Sunset Payments were calculated based on a percentage of royalties to TPNA during the final twelve months of the agreement.  In 2008, we recorded an accrual of $28.2 million, representing the present value of the Sunset Payments due to TPNA.  Payment of this accrual will occur over the next three years.

TERMINATION OF COLLABORATION

On November 26, 2008, we entered into a termination agreement (the “Termination Agreement”) with Alkermes, Inc. to end our collaboration.  As of December 1, 2008, we are no longer responsible for the marketing and sale of VIVITROL in the United States.  The Termination Agreement is intended to reduce our cost structure and enhance competitiveness.  Pursuant to the Termination Agreement, we will incur certain costs associated with exit or disposal activities.  The pretax charges associated with the Termination Agreement total $119.8 million.  These charges include (i) cash charges of $12.2 million, consisting of a termination payment of $11.0 million to Alkermes and severance costs of $1.2 million and (ii) non-cash charges of $107.6 million, consisting of the $17.2 million loss on sale of the Product Manufacturing Equipment and other Capital Improvements (as such terms are defined in the Supply Agreement effective as of June 23, 2005 between the parties, as amended to date) and the $90.4 million impairment charge to write-off the net book value of the VIVITROL intangible assets.  These pretax charges have been recognized in the fourth quarter of 2008.

RESULTS OF OPERATIONS

(In thousands)

Year ended December 31, 2008 compared to year ended December 31, 2007:

	Year Ended December 31,
	2008			2007			% Increase (Decrease)
	United States	Europe	Total	United States	Europe	Total	United States	Europe	Total
Sales:
PROVIGIL	$924,986	$63,432	$988,418	$801,639	$50,408	$852,047	15%	26%	16%
GABITRIL	52,441	8,256	60,697	50,642	6,668	57,310	4	24	6
CNS	977,427	71,688	1,049,115	852,281	57,076	909,357	15	26	15

ACTIQ	122,980	53,541	176,521	199,407	40,665	240,072	(38)	32	(26)
Generic OTFC	95,760	—	95,760	129,033	—	129,033	(26)	—	(26)
FENTORA	155,246	—	155,246	135,136	—	135,136	15	—	15
AMRIX	73,641	—	73,641	8,401	—	8,401	777	—	777
Pain	447,627	53,541	501,168	471,977	40,665	512,642	(5)	32	(2)

TREANDA	75,132	—	75,132	—	—	—	—	—	—
Other
Oncology	18,566	91,919	110,485	16,561	76,316	92,877	12	20	19
Oncology	93,698	91,919	185,617	16,561	76,316	92,877	466	20	100

Other	49,667	157,897	207,564	52,702	159,721	212,423	(6)	(1)	(2)
Total Sales	1,568,419	375,045	1,943,464	1,393,521	333,778	1,727,299	13	12	13
Other Revenues	29,546	1,544	31,090	40,149	5,190	45,339	(26)	(70)	(31)
Total Revenues	$1,597,965	$376,589	$1,974,554	$1,433,670	$338,968	$1,772,638	11%	11%	11%

Sales—In the United States, we sell our proprietary products to pharmaceutical wholesalers, the largest three of which accounted for 71% and 66% of our total consolidated gross sales for the years ended December 31, 2008 and 2007, respectively. Decisions made by these wholesalers regarding the levels of inventory they hold (and thus the amount of product they purchase from us) can materially affect the level of our sales in any particular period and thus may not necessarily correlate to the number of prescriptions written for our products as reported by IMS Health Incorporated.

We have distribution service agreements with our major wholesaler customers. These agreements obligate the wholesalers to provide us with periodic retail demand information and current inventory levels for our products held at their warehouse locations; additionally, the wholesalers have agreed to manage the variability of their purchases and inventory levels within specified limits based on product demand.

As of December 31, 2008, we received information from substantially all of our U.S. wholesaler customers about the levels of inventory they held for our U.S. branded products. Based on this information, which we have not independently verified, we believe that total inventory held at these wholesalers is approximately two to three weeks supply of our U.S.

branded products at our current sales levels. At December 31, 2008, we believe that inventory held at wholesalers and retailers of our generic OTFC product, launched in October 2006, is approximately five months supply at our current sales levels.

For the year ended December 31, 2008, sales were impacted by changes in the product sales allowances deducted from gross sales as described further below and by changes in the relative levels of the number of units of inventory held at wholesalers and retailers. For the year ended December 31, 2008, total sales increased over the prior year. The other key factors that contributed to the changes in sales are summarized by product as follows:

•                  In CNS, sales of PROVIGIL increased 16 percent. Sales of PROVIGIL in the U.S. increased 15% as a result of average domestic price increases of 16% from period to period.  U.S. prescriptions for PROVIGIL decreased by 2%, according to IMS Health.  European sales increased due to the favorable effect of exchange rate changes and stronger sales in substantially all territories.  In 2009, we expect CNS sales to increase as compared to 2008 as a result of increased sales for PROVIGIL, based on the full year impact of the 2008 price increases, and the launch of NUVIGIL in the third quarter of 2009.

•                  In Pain, sales decreased 2 percent. Sales of ACTIQ in the U.S. were impacted by increases in domestic prices of 21% from period to period, offset by a 51% decrease in U.S. prescriptions, according to IMS Health, resulting from the continued erosion of sales due to generic competition to ACTIQ.  Net sales of ACTIQ also decreased due to an increase in returns during the second half of 2008. Sales of generic OTFC decreased 26% due to decreases in prices and to a 12% decrease in prescriptions according to IMS Health.  Sales of FENTORA increased 15% due primarily to increases in domestic prices of 14%, offset by an increase in returns during the fourth quarter of 2008.  We recognized $73.6 million of revenue related to sales of AMRIX during the product’s first full year in the marketplace; in 2007, we recognized $8.4 million of revenue related to sales of AMRIX.  European sales of ACTIQ increased 32% due to increases in unit sales and the favorable effect of exchange rate changes.  In 2009, we expect overall sales of our Pain products to increase as compared to 2008 based on the growth in sales of AMRIX.

•                  In Oncology, sales increased 100 percent. U.S. sales increased due to the $75.1 million of U.S. sales of TREANDA, which was launched in April 2008. Sales of our European oncology products increased 20% due primarily to an increase in unit sales of MYOCET and the favorable effect of exchange rate changes.  In 2009, we expect Oncology sales to increase as compared to 2008 based on the growth in sales of TREANDA.

•                  Other sales, which consist primarily of sales of other products and certain third party products, decreased 2 percent, primarily due to a reduction in sales of third party products in the U.S.

Other revenues— The decrease of 31% from period to period is primarily due to lower revenues from our collaborators including royalties, milestone payments and fees.

Analysis of gross sales to net sales—The following table presents the product sales allowances deducted from gross sales to arrive at a net sales figure:

	Year Ended December 31,
	2008	2007	Change	% Change
Gross sales	$2,226,804	$1,941,097	$285,707	15%
Product sales allowances:
Prompt payment discounts	36,855	31,814	5,041	16
Wholesaler discounts	13,897	22,172	(8,275)	(37)
Returns	49,159	14,116	35,043	248
Coupons	21,068	25,419	(4,351)	(17)
Medicaid discounts	40,923	37,528	3,395	9
Managed care and governmental contracts	121,438	82,749	38,689	47
	283,340	213,798	69,542
Net sales	$1,943,464	$1,727,299	$216,165	13%
Product sales allowances as a percentage of gross sales	12.7%	11.0%

Prompt payment discounts, generally granted at 2% of sales, increased for the year ended December 31, 2008 as compared to the year ended December 31, 2007 due to a corresponding increase in U.S. sales that are eligible for the discount. Wholesaler discounts decreased $8.3 million period over period because cumulative price increases in 2008 produced wholesaler credits that partially offset the wholesaler discounts that would have otherwise been recorded for 2008.

Returns increased $35.0 million for the year ended December 31, 2008 as compared to the year ended December 31, 2007 as a result of heigher ACTIQ returns in the second half of 2008 and higher FENTORA returns in the fourth quarter of 2008.  Between March and July of 2006, we increased ACTIQ manufacturing levels to ensure sufficient supply as we switched manufacturing to FENTORA in anticipation of its launch and prepared for the transition of ACTIQ production to a new facility that opened in August 2006.  The expiration of this product in the second half of 2008 has resulted in both an increased amount of returns and a higher level of returns experience for this period.  In the fourth quarter of 2008, we experienced our first returns for FENTORA, which was launched in October 2006.  As a result, we have increased our returns percentages as it relates to current ACTIQ and FENTORA sales to more closely match this recent experience.  In 2007, returns were impacted by a decrease in historical returns experience for our CNS products and by our analysis of retail pipeline data.  Coupons decreased $4.4 million for the year ended December 31, 2008 as compared to the year ended December 31, 2007 as a result of the decrease in coupons redemption activity for FENTORA.

Medicaid discounts increased for the year ended December 31, 2008 as compared to the year ended December 31, 2007 due to price increases, offset by the lower Medicaid utilization of our CNS and Pain products.  Managed care and governmental contracts increased for the year ended December 31, 2008 as compared to the year ended December 31, 2007 due to new managed care contracts related to PROVIGIL as well as additional utilization and rebates for certain managed care and governmental programs, particularly with respect to sales of PROVIGIL and our generic OTFC product.  In addition, we recognized a reserve of $15.8 million as of December 31, 2008 for amounts payable to the U.S. Department of Defense (“DoD”) under the new Tricare program effective January 28, 2008.  In the future, we expect product sales allowances as a percentage of gross sales to slightly decrease due to a stabilization of our returns experience for our Pain products and change in our sales mix to products with lower utilizations in certain managed care and governmental programs.

	Year Ended December 31,
	2008	As adjusted 2007(3)	Change	% Change
Costs and expenses:
Cost of sales	$412,234	$345,691	$66,543	19%
Research and development	362,208	369,115	(6,907)	(2)
Selling, general and administrative	840,873	735,799	105,074	14
Settlement reserve	7,450	425,000	(417,550)	(98)
Restructuring charge	8,415	—	8,415	—
Impairment charge	99,719	—	99,719	—
Acquired in-process research and development	41,955	—	41,955	—
Loss on sale of equipment	17,178	1,022	16,156	1,581
	$1,790,032	$1,876,627	$(86,595)	(5)%

(3) As adjusted for the retrospective application of a change in accounting method for inventory.  See Note 1 of the Consolidated Financial Statements for additional information.

Cost of sales—Cost of sales was 21.2% of net sales for the year ended December 31, 2008 and 20.0% of net sales for the year ended December 31, 2007. For the years ended December 31, 2008 and 2007, we recognized $100.7 million and $90.5 million, respectively, of amortization expense included in cost of sales.  The remainder of this fluctuation is primarily due to the following factors:  the recording of a reserve for excess modafinil purchase commitments of $26.0 million in the third quarter of 2008 based on our analysis of estimated future requirements; the favorable mix of product margins for certain of our product sales for the year ended December 31, 2008 as compared to the year ended December 31, 2007 due to price increases on several of our U.S. products; and a charge of $3.5 million in the first quarter of 2007 for the termination of a materials supply agreement.  In addition, we recorded accelerated depreciation charges within cost of sales for the year ended December 31, 2008 of $7.0 million related to restructuring at our CIMA facility and $5.4 million related to the proposed divestiture of our Mitry-Mory manufacturing site.

Research and development expenses—Research and development expenses decreased $6.9 million, or 2%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. For the years ended December 31, 2008 and 2007, we recognized $6.0 million and $43.5 million, respectively, in up-front and milestone payments primarily related to rights acquired to certain development stage products.  The decrease in up-front and milestone payments from 2007 to 2008 was partially offset by increased clinical activity during 2008 primarily related to NUVIGIL. For the years ended

December 31, 2008 and 2007, we recognized $24.3 million and $20.6 million of depreciation expense included in research and development expenses, respectively.

Selling, general and administrative expenses—Selling, general and administrative expenses increased $105.1 million, or 14%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007 primarily due to increased sales and marketing spending on TREANDA and AMRIX, expenses incurred under our agreements with Takeda and the elimination of reimbursements to Alkermes related to the termination of our VIVITROL promotion agreement as well as $28.2 million of expenses in the second half of 2008 related to the termination of our co-promotion agreement with Takeda, and $12.2 million of expenses in the fourth quarter of 2008 related to the termination of our collaboration with Alkermes.  These increases were offset by reduced spending on FENTORA marketing expenses and a reduction in continuing medical education grants for our existing products.  For the years ended December 31, 2008 and 2007, we recognized $20.7 million and $12.7 million, respectively, of depreciation expense included in selling, general and administrative expenses.

Settlement reserve— For the year ended December 31, 2008, we recognized $7.4 million for the charges relating to the settlement of investigations by the states of Connecticut and Massachusetts, including $0.6 million for attorneys’ fees for the Relators, as part of the U.S. Attorney’s Office settlement.  For the year ended December 31, 2007, we recorded a settlement reserve of $425.0 million related to the terms of the agreement in principle reached with the U.S. Attorney’s Office.  See Note 15 of the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.

Restructuring charges- For the year ended December 31, 2008, we recorded $8.4 million related to our restructuring plan to consolidate certain manufacturing and research and development activities within our U.S. locations.  These charges primarily consist of severance payments and accruals for employees who have or are expected to be terminated as a result of this restructuring plan.

Impairment charge— For the year ended December 31, 2008 we recorded a $99.7 million impairment charge consisting of the write-off of the net book value of the VIVITROL intangible assets of $90.4 million as a result of the termination of our collaboration with Alkermes and a $9.3 million impairment charge for the write-down to fair value of Acusphere’s long-lived assets.

Acquired in-process research and development expense- For the year ended December 31, 2008, we recorded acquired in-process research and development expense of $27.0 million for Acusphere and $15.0 million related to LUPUZOR, a compound in phase IIb testing for the treatment of systemic lupus erythematosus, not yet approved by the FDA.

Loss on sale of equipment- For the year ended, December 31, 2008, we recorded a $17.2 million loss on sale of equipment related to the termination of our collaboration with Alkermes.

	Year Ended December 31,
	As Adjusted 2008(1)	As Adjusted 2007(1)	Change	% Change
Other income (expense):
Interest income	$16,901	$32,816	$(15,915)	(48)%
Interest expense	(75,233)	(70,866)	(4,367)	6
Gain on extinguishment of debt	—	5,319	(5,319)	—
Gain on sale of investment	—	5,791	(5,791)	—
Other income (expense), net	7,880	7,653	227	3
	$(50,452)	$(19,287)	$(31,165)	(162)%

(1) As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”  See Note 1 of the Consolidated Financial Statements for additional information.

Other income (expense)—Other income (expense) decreased $31.2 million, or (162)%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. The decrease was attributable to the following factors:

•                  a decrease in interest income for the year ended December 31, 2008 due to lower investment returns, partially offset by higher average investment balances;

•                  an increase in interest expense due to the recognition of $11.3 million of estimated accrued interest related to the agreement with the U.S. Attorney’s Office offset by a decrease in interest expense related to our convertible debt of $4.4 million due to the redemption of our Zero Coupon Convertible Subordinated Notes due June 2033 in June 2008;

•                  a $5.3 million gain on extinguishment of debt related to the Pennsylvania Industrial Development Board loan forgiveness in 2007; and

•                  a $5.8 million gain on the sale of an investment in a privately-held company in 2007.

	Year Ended December 31,
	2008(1)	As Adjusted 2007(1), (3)	Change	% Change
Income tax expense (benefit)	$(37,819)	$103,153	$(140,972)	(137)%

(1) As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”  See Note 1 of the Consolidated Financial Statements for additional information.

(3) As adjusted for change in accounting method.  See Note 1 of the Consolidated Financial Statements.

Income Taxes— For the year ended December 31, 2008, we recognized $37.8 million of income tax benefit on income of $134.1 million, resulting in an overall effective tax rate of (28.2) percent.  This includes a tax benefit of $82.3 million related to the settlement with the U.S. Attorney’s Office, for which the related expense was recorded in 2007 and a net release of $11.1 million reserves related to the settlement of the company’s 2003-2005 IRS audit.  This compared to income tax expense for the year ended December 31, 2007 of $103.2 million on a loss before income taxes of $123.3 million. During 2007, Cephalon did not recognize a tax benefit for the U.S. Attorney’s Office settlement reserve of $425.0 million due to the uncertainty associated with the tax treatment of any potential settlement.  See Note 16 to our Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for a reconciliation of the United States Federal statutory rate to our effective tax rate.

Year ended December 31, 2007 compared to year ended December 31, 2006:

	Year Ended December 31,
	2007			2006			% Increase (Decrease)
	United States	Europe	Total	United States	Europe	Total	United States	Europe	Total
Sales:
PROVIGIL	$801,639	$50,408	$852,047	$691,779	$43,052	$734,831	16%	17%	16%
GABITRIL	50,642	6,668	57,310	54,971	4,316	59,287	(8)	54	(3)
CNS	852,281	57,076	909,357	746,750	47,368	794,118	14	20	15

ACTIQ	199,407	40,665	240,072	550,390	27,252	577,642	(64)	49	(58)
Generic OTFC	129,033	—	129,033	54,801	—	54,801	135	—	135
FENTORA	135,136	—	135,136	29,250	—	29,250	362	—	362
AMRIX	8,401	—	8,401	—	—	—	100	—	100
Pain	471,977	40,665	512,642	634,441	27,252	661,693	(26)	49	(23)

Oncology	16,561	76,316	92,877	12,617	63,425	76,042	31	20	22

Other	52,702	159,721	212,423	43,467	144,852	188,319	21	10	13
Total Sales	1,393,521	333,778	1,727,299	1,437,275	282,897	1,720,172	(3)	18	—
Other Revenues	40,149	5,190	45,339	35,399	8,498	43,897	13	(39)	3
Total Revenues	$1,433,670	$338,968	$1,772,638	$1,472,674	$291,395	$1,764,069	(3)%	16%	—%

Sales—In the United States, we sell our proprietary products to pharmaceutical wholesalers, the largest three of which accounted for 66% and 71% of our total consolidated gross sales for the years ended December 31, 2007 and 2006, respectively. Decisions made by these wholesalers regarding the levels of inventory they hold (and thus the amount of product they purchase from us) can materially affect the level of our sales in any particular period and thus may not necessarily correlate to the number of prescriptions written for our products as reported by IMS Health Incorporated.

We have distribution service agreements with our major wholesaler customers. These agreements obligate the wholesalers to provide us with periodic retail demand information and current inventory levels for our products held at their warehouse locations; additionally, the wholesalers have agreed to manage the variability of their purchases and inventory levels within specified limits based on product demand.

As of December 31, 2007, we received information from substantially all of our U.S. wholesaler customers about the levels of inventory they held for our U.S. branded products. Based on this information, which we did not independently verify, we believe that total inventory held at these wholesalers was approximately two weeks supply of our U.S. branded products at our then current sales levels. At December 31, 2007, we believed that inventory held at wholesalers and retailers of our generic OTFC product, launched in October 2006, was approximately three months supply.

For the year ended December 31, 2007, sales were impacted by changes in the product sales allowances deducted from gross sales as described further below and by changes in the relative levels of the number of units of inventory held at wholesalers and retailers. For the year ended December 31, 2007, total sales remained consistent over the prior year. The other key factors that contributed to the changes in sales are summarized by product as follows:

•                  In CNS, sales of PROVIGIL increased 16 percent. Demand for PROVIGIL increased as evidenced by an increase in U.S. prescriptions for PROVIGIL of 9%, according to IMS Health. For the year ended December 31, 2007, sales of PROVIGIL also were impacted by domestic price increases of 5% from period to period.  European sales increased due to the favorable effect of exchange rate changes, stronger sales in substantially all territories and higher prices for GABITRIL.

•                  In Pain, sales decreased 23 percent. Sales of ACTIQ were impacted by an increase in domestic prices of 48% from period to period, offset by an 81% decrease in U.S. prescriptions, according to IMS Health. For the year ended December 31, 2007, we recognized $129.0 million of revenue related to sales of our own generic OTFC and shipments of our generic OTFC to Barr, as compared to $54.8 million in 2006 following our launch of generic OTFC in late September 2006.  We recognized $135.1 million of revenue related to sales of FENTORA for the year ended December 31, 2007, as compared to $29.3 million in 2006 following the launch of the product in October 2006.  We also recognized $8.4 million of revenue related to sales of AMRIX. European sales of ACTIQ were favorably impacted by the efforts of our co-promotion partner in France that started during 2006 and the favorable effect of exchange rate changes.

•                  Other sales, including oncology, which consist primarily of sales of other products and certain third party products, increased 15 percent. The increase is attributable to an increase of $27.8 million in sales of our European products, primarily driven by sales in France and sales of oncology products in Europe and the favorable effect of exchange rate changes. In addition, other sales in the U.S. increased $13.2 million, primarily driven by increases in sales of VIVITROL and TRISENOX.

Other Revenues— The increase of 3% from period to period is primarily due to an increase in revenues from our collaborators including royalties, milestone payments and fees.

Analysis of gross sales to net sales—The following table presents the product sales allowances deducted from gross sales to arrive at a net sales figure:

	Year Ended December 31,
	2007	2006	Change	% Change
Gross sales	$1,941,097	$1,890,836	$50,261	3%
Product sales allowances:
Prompt payment discounts	31,814	32,384	(570)	(2)
Wholesaler discounts	22,172	2,939	19,233	654
Returns	14,116	24,735	(10,619)	(43)
Coupons	25,419	26,853	(1,434)	(5)
Medicaid discounts	37,528	45,267	(7,739)	(17)
Managed care and governmental contracts	82,749	38,486	44,263	115
	213,798	170,664	43,134
Net sales	$1,727,299	$1,720,172	$7,127	—%
Product sales allowances as a percentage of gross sales	11.0%	9.0%

Prompt payment discounts, generally granted at 2% of sales, decreased for the year ended December 31, 2007 as compared to the year ended December 31, 2006 due to a decrease in U.S. sales that are eligible for the discount. Wholesaler discounts increased $19.2 million period over period because cumulative price increases as of December 31, 2006 produced wholesaler credits that significantly offset the wholesaler discounts that would have been recorded for 2006.  Returns decreased as a result of our historical returns experience, particularly related to our CNS products, which is used in the calculation of our returns reserve requirements and due to an overall decrease in U.S. sales.  Coupons decreased for the year ended December 31, 2007 as compared to the year ended December 31, 2006 as a result of the elimination and expiration of ACTIQ coupons on September 30, 2006, offset by the distribution of coupons for FENTORA, which was launched in October 2006.

Medicaid discounts decreased for the year ended December 31, 2007 as compared to the year ended December 31, 2006 due to the lower sales and Medicaid utilization of our Pain products, particularly branded ACTIQ, offset by an increase in the reimbursement rate for ACTIQ and generic OTFC as a result of the application of the provisions of the Deficit Reduction Act of 2005 effective October 1, 2007.  Managed care and governmental contracts increased for the year ended December 31, 2007 as compared to the year ended December 31, 2006 due to additional rebates for certain managed care and governmental programs, particularly with respect to sales of PROVIGIL and our generic OTFC product. In addition, we recognized a reduction in the managed care and governmental contracts allowance of $13.3 million in the third quarter of 2006, representing amounts paid to the U.S. Department of Defense (“DoD”) under the Tricare program from October 2004 through June 30, 2006. In October 2006, the DoD announced that it would reimburse all companies that had voluntarily made such payments under the Tricare program due to the U.S. Court of Appeals September 2006 ruling.

	Year Ended December 31,
	As adjusted 2007*	As adjusted 2006*	Change	% Change
Costs and expenses:
Cost of sales	$345,691	$336,110	$9,581	3%
Research and development	369,115	424,239	(55,124)	(13)%
Selling, general and administrative	735,799	689,492	46,307	7%
Settlement reserve	425,000	—	425,000	—%
Impairment charge	—	12,417	(12,417)	(100)%
Acquired in-process research and development	—	5,000	(5,000)	(100)%
Loss on sale of equipment	1,022	—	1,022	—%
	$1,876,627	$1,467,258	$409,369	28%

* As adjusted for the retrospective application of a change in accounting method for inventory.  See Note 1 of the Consolidated Financial Statements for additional information.

Cost of Sales—The cost of sales was 20.0% of net sales for the year ended December 31, 2007 and 19.5% of net sales for the year ended December 31, 2006.  For the years ended December 31, 2007 and 2006, we recognized $90.5 million and $81.7 million of amortization expense included in cost of sales, respectively.  The remainder of this fluctuation is primarily due to the following factors: lower royalty expenses for ACTIQ resulting from the decline in the royalty rate upon the expiration of the ACTIQ patents in September 2006; the favorable mix of product margins for certain of our product sales for the year ended December 31, 2007 as compared to the year ended December 31, 2006, offset by a decrease in product margin for our Pain products resulting from the shift in market share from ACTIQ to generic OTFC; the net effect of price increases in 2006 on U.S. products; an $8.6 million inventory reserve related to SPARLON™ (modafinil) Tablets [C-IV] recorded in the second quarter of 2006; and a charge of $3.5 million in the first quarter of 2007 for the termination of a materials supply agreement.

Research and Development Expenses—Research and development expenses decreased $55.1 million, or 13%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. For the years ended December 31, 2007 and 2006, we recognized $28.5 million and $80.5 million, respectively, in up-front payments related to rights acquired to certain development stage products.  We also recognized a $15.0 million milestone payment related to our NDA filing for TREANDA in the third quarter of 2007.  This decrease is also attributable to lower expenses associated with reduced levels of clinical activity in 2007 as compared to 2006.  For the years ended December 31, 2007 and 2006, we recognized $20.6 million and $20.9 million of depreciation expense included in research and development expenses, respectively.

Selling, General and Administrative Expenses—Selling, general and administrative expenses increased $46.3 million, or 7%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to the cessation of the reimbursement of expenses from Alkermes related to the promotion of VIVITROL of $23.8 million, increased sales and marketing spending on oncology products, expenses incurred under our agreements with Takeda and Watson and $7.2 million for severance costs primarily related to the reorganization of our sales force.  These increases were offset by reduced spending on marketing expenses and continuing medical education grants for our existing products and $6.0 million of one-time payments made for the year ended December 31, 2006 in connection with PROVIGIL settlement agreements.  For the years ended December 31, 2007 and 2006, we recognized $12.7 million and $13.9 million of depreciation expense included in selling, general and administrative expenses, respectively.

Settlement Reserve—For the year ended December 31, 2007, we recorded a settlement reserve of $425.0 million related to the terms of the agreement in principle reached with the U.S. Attorney’s Office.  See Note 15 of the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.

Impairment charge—In June 2006, we announced that data from our Phase III clinical program evaluating GABITRIL for the treatment of generalized anxiety disorder (“GAD”) did not reach statistical significance on the primary study endpoints. As a result, we performed a test of impairment on the carrying value of our investment in GABITRIL product rights and recorded an impairment charge of $12.4 million in the second quarter of 2006 related to our European rights.

	Year Ended December 31,
	As Adjusted 2007(1)	As Adjusted 2006(1)	Change	% Change
Other income (expense):
Interest income	$32,816	$25,438	$7,378	29%
Interest expense	(70,866)	(87,805)	16,939	(19)
Debt exchange expense	—	(41,106)	41,106	100
Gain on extinguishment of debt	5,319	—	5,319	—
Gain on sale of investment	5,791	—	5,791	—
Other income (expense), net	7,653	(1,172)	8,825	753
	$(19,287)	$(104,645)	$85,358	82%

(1) As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”  See Note 1 of the Consolidated Financial Statements for additional information.

Other Income (Expense)—Other income (expense) increased $85.4 million, or 82%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was attributable to the following factors:

•                  an increase in interest income for the year ended December 31, 2007 due to higher average investment balances;

•                  a $16.9 million reduction in interest expense due to the conversion of $100.0 million of 2.0% Notes in December 2006;

•                  a $41.1 million charge resulting from the exchange of $336.9 million of Zero Coupon Notes and $100.0 million of 2.0% Notes in December 2006;

•                  a $5.3 million gain on extinguishment of debt related to the Pennsylvania Industrial Development Board loan forgiveness in 2007;

•                  a $5.8 million gain on the sale of an investment in a privately-held company in 2007; and

•                  a $8.8 million increase in other income (expense), net primarily due to fluctuations in foreign currency gains and losses in the comparable periods.

	Year Ended December 31,
	As Adjusted 2007(1), (3)	As Adjusted 2006(1), (3)	Change	% Change
Income tax expense	$103,153	$76,524	$26,629	35%

(1) As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”  See Note 1 of the Consolidated Financial Statements for additional information.

(3) As adjusted for change in accounting method.  See Note 1 of the Consolidated Financial Statements for additional information.

Income Taxes—For the year ended December 31, 2007, we recognized $103.2 million of income tax expense on loss before income taxes of $123.3 million, as we have not yet recognized a tax benefit for the $425.0 million settlement reserve recorded as of December 31, 2007 due to the uncertainty associated with the tax treatment of the settlement.  This compared to income tax expense for the year ended December 31, 2006 of $76.5 million on income before income taxes of $192.2million, resulting in an effective tax rate of 39.8 percent. See Note 16 to our Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for a reconciliation of the United States Federal statutory rate to our effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

(In thousands, except per share data)

	As of December 31,
	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2)	As Adjusted 2006(1), (2)
Financial assets:
Cash and cash equivalents and investments	$524,459	$818,669	$496,512
Investments	—	7,596	25,212
Total financial assets (current)	$524,459	$826,265	$521,724
Debt and redeemable equity:
Current portion of long-term debt- convertible notes	$1,019,888	$1,233,370	$1,019,716
Current portion of long-term debt discount- convertible notes	(248,403)	(292,510)	(322,238)
Current portion of long-term debt- other debt	10,133	3,799	3,596
Long-term debt- convertible notes	—	—	213,417
Long-term debt discount- convertible notes	—	—	(18,097)
Long-term debt- other debt	3,692	3,788	11,575
Redeemable equity	248,403	292,510	322,238
Total debt and redeemable equity	$1,033,713	$1,240,957	$1,230,207

Select measures of liquidity and capital resources:
Working capital surplus (deficit)	$156,410	$(285,708)	$45,295
Cash/cash equivalents/investments as a percent of total assets	17%	24%	18%

	Year Ended December 31,
	2008	2007	2006
Change in cash and cash equivalents
Net cash provided by (used for) operating activities	$(1,877)	$384,856	$319,917
Net cash used for investing activities	(108,138)	(172,946)	(20,376)
Net cash provided by (used for) financing activities	(172,894)	96,935	(22,624)
Effect of exchange rate changes on cash and cash equivalents	(11,301)	13,312	14,535
Net increase (decrease) in cash and cash equivalents	$(294,210)	$322,157	$291,452

(1) As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”  See Note 1 of the Consolidated Financial Statements for additional information.

(2) As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”  See Note 1 of the Consolidated Financial Statements for additional information.

Our working capital deficit is calculated as current assets less current liabilities.  The fluctuation in the working capital deficit between the three periods was primarily driven by the change in accrued expenses year over year as a result of the settlement agreement reached in 2007 with the U.S. Attorney’s Office for $425.0 million, which was paid in 2008. Our convertible notes contain conversion terms that will impact whether these notes are classified as current or long-term liabilities and consequently affect our working capital position.

On August 15, 2008, we established a $200 million, three-year revolving credit facility (the “Credit Agreement”) with JP Morgan Chase Bank, N.A. and certain other lenders.  The credit facility is available for letters of credit, working capital and general corporate purposes and is guaranteed by certain of our domestic subsidiaries.  The Credit Agreement contains customary covenants, including but not limited to covenants related to total debt to Consolidated EBITDA (as defined in the Credit Agreement), senior debt to Consolidated EBITDA, interest expense coverage and limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, and transactions with affiliates.  As of the date of filing of this Annual Report on Form 10-K, we have not drawn any amounts under the credit facility.

Net Cash Provided by (Used for) Operating Activities

For all periods presented, cash provided by operating activities is driven by income from sales of our products offset by the timing of receipts and payments in the ordinary course of business.  Net cash used for operating activities was $1.9 million in 2008 as compared to net cash provided by operating activities of $384.9 million in 2007.  The $386.7 million decrease in 2008 is primarily attributable to the payment of $425.0 million in association with the settlement agreement with the U.S. Attorney’s Office.  Material non-cash items impacting 2008 cash flows from operating activities include:

•                  In association with the termination agreement with Alkermes, we recorded an impairment charge of $90.4 million during 2008 to write-off the net book value of the VIVITROL intangible assets and a loss of $17.2 million upon the sale of manufacturing property and equipment to Alkermes with the corresponding proceeds received reflected within investing activities.

•                  As a result of consolidating Acusphere’s results in our consolidated statements of cash flows for 2008, we have an adjustment in cash provided by operating activities of $17.0 million related to the write-off of IPR&D acquired as a result of the Acusphere transaction.

The net loss for the year ended December 31, 2007 was offset by changes in accounts payable and accrued expenses resulting from the agreement in principle with the U.S. Attorney’s Office, for which $425 million was accrued but not paid.  Net cash used for operating activities was $384.9 million in 2007 as compared to $319.9 million in 2006.  In 2006, we experienced growth in operating income due to increased income from sales of PROVIGIL, ACTIQ and other key products.

Net Cash Used for Investing Activities

Cash used for investing activities primarily relates to acquisitions of business, technologies, products and product rights and funds used for capital expenditures in property and equipment. These uses of cash are offset by sales, maturities or purchases of investments associated with our portfolio of available-for-sale investments.

Net cash used for investing activities was $108.1 million in 2008 as compared to $172.9 million in 2007.  The change between periods is primarily attributable to:

•                  a $81.4 million increase in cash flow from lower expenditures on intangible assets in 2008 as compared to 2007. Cash used for intangible assets includes a payment of $25 million initiated in March 2008 upon FDA approval of TREANDA and $99.2 million paid in August 2007 in association with the acquisition of the exclusive North American rights to AMRIX from E. Claiborne Robins Company Inc.;

•                  a $21.0 million increase in cash flow from lower capital expenditures in 2008 as compared to 2007;

•                  a $16.0 million increase in cash flow from proceeds received from Alkermes related to the sale of manufacturing property and equipment in 2008;

•                  a $31.7 million decrease in cash flow for investments in third parties including an equity investment of $6.2 million in a privately-held pharmaceutical company paid during the second quarter of 2008 and $25 million paid in the fourth quarter of 2008 as consideration for exclusive rights to negotiate an option to purchase Ception;

•                  a $12.3 million decrease in cash flow for proceeds from the sale of an investment in 2007; and

•                  a $11.3 million decrease in cash provided from sales and maturities of our investment portfolio. During 2008, all available-for-sale instruments in our investment portfolio were sold or matured and the corresponding proceeds have been transferred into liquid cash equivalents with original maturities of three months or less from the date of purchase.

Net cash used for investing activities was $172.9 million in 2007 as compared to $20.4 million in 2006.  The change between periods is primarily attributable to:

•                  a $236.5 million decrease in cash flow mainly stemming from the sale of marketable securities in 2006;

•                  a $63.0 million increase in cash flow from lower capital expenditures in 2007 as compared to 2006;

•                  a $12.3 million increase in cash flow for proceeds from the sale of an investment in 2007; and

•                  a $8.6 million increase in cash flow from lower expenditures on intangible assets in 2007 as compared to 2006.  Cash used for intangible assets includes $99.2 million paid in August 2007 in association with the acquisition of the exclusive North American rights to AMRIX from E. Claiborne Robins Company Inc. and $110.0 million paid to Alkermes in 2006 following FDA approval of VIVITROL.

Net Cash Provided by (Used for) Financing Activities

Financing activities for the periods presented above primarily relate to proceeds from stock option exercises and payments on long-term debt.

Net cash used for financing activities was $172.9 million in 2008 as compared to net cash provided by financing activities of $96.9 million in 2007.  The change is primarily attributable to the payment in 2008 of $213.1 million upon conversion or redemption of our 2008 Zero Coupon Convertible Notes. Proceeds from stock options exercises in 2008 and 2007 were $44.0 million and $93.9 million, respectively.

Net cash provided by financing activities was $96.9 million in 2007 as compared to net cash used for financing activities of $22.7 million in 2006.  The change is primarily attributable to the payment in 2006 of $175.3 million in connection with our exchange of $437.3 million of our outstanding convertible notes for cash and common stock and the retirement in 2006 of the remaining obligation of $10.0 million of our 2.5% Notes due December 2006. Proceeds from stock options exercises in 2007 and 2006 were $93.9 million and $143.5 million, respectively.

Commitments and Contingencies

—Legal Proceedings

For a complete description of legal proceedings, see Note 15 of the Consolidated Financial Statements.

—Other Commitments and Contingencies

The following table summarizes our obligations to make future payments under current contracts:

	Payments due by period
Contractual obligations	Total	2009	2010 and 2011	2012 and 2013	2014 and thereafter
Debt obligations	$2,664	$1,678	$986	$—	$—
Convertible notes and redeemable equity	1,019,924	1,019,924	—	—	—
Purchase obligations	91,044	41,000	43,685	6,339	20
Capital lease obligations	2,229	1,293	936	—	—
Interest payments on debt	106,871	16,594	32,877	32,800	24,600
Operating leases	94,450	18,379	27,122	19,288	29,661
Pension obligations	9,580	251	587	1,771	6,971
Total contractual obligations	$1,326,762	$1,099,119	$106,193	$60,198	$61,252

As of December 31, 2008, all of our notes are convertible because the closing price of our common stock on that date was higher than the restricted conversion prices of these notes. As a result, such notes have been classified as current liabilities and redeemable equity on our consolidated balance sheet as of December 31, 2008 and are therefore included under the 2009 column in the table above.  For a discussion of our obligations under our convertible notes, see “—Outlook—Indebtedness” below.

In addition to the above, we have committed to make potential future “milestone” payments to third parties as part of our in-licensing and development programs primarily in the area of research and development agreements. Payments generally become due and payable only upon the achievement of certain developmental, regulatory and/or commercial milestones. Because the achievement of these milestones is neither probable nor reasonably estimable, we have not recorded a liability on our balance sheet for any such contingencies. As of December 31, 2008, the potential milestone and other contingency payments due under current contractual agreements are $701.7 million.

The table above excludes (i) our non-current liability for net unrecognized tax benefits, which totaled $61.2 million as of December 31, 2008, since we cannot predict with reasonable reliability the timing of cash settlements to the respective taxing authorities and (ii) contractual obligations of our variable interest entities for intellectual property rights, equipment financing, construction financing and lease obligations as our variable interest entities creditors have no recourse to the general credit of Cephalon.

Outlook

We expect to use our cash, cash equivalents, credit facility and investments on working capital and general corporate purposes, the acquisition of businesses, products, product rights, technologies, property, plant and equipment, the payment of contractual obligations, including scheduled interest payments on our convertible notes and regulatory or sales milestones that may become due, and/or the purchase, redemption or retirement of our convertible notes. However, we expect that sales of our currently marketed products should allow us to continue to generate positive operating cash flow in 2009. At this time, we cannot accurately predict the effect of certain developments on the rate of sales growth in 2009 and beyond, such as the degree of market acceptance, patent protection and exclusivity of our products, the impact of competition, the effectiveness of our sales and marketing efforts and the outcome of our current efforts to develop, receive approval for and successfully launch our near-term product candidates.

Based on our current level of operations, projected sales of our existing products and estimated sales from our product candidates, if approved, combined with other revenues and interest income, we also believe that we will be able to service our existing debt and meet our capital expenditure and working capital requirements in the near term. We do not expect any material changes in our capital expenditure spending during 2009. However, we cannot be sure that our anticipated revenue growth will be realized or that we will continue to generate significant positive cash flow from operations. We may need to obtain additional funding for future significant strategic transactions, to repay our outstanding indebtedness, particularly if such indebtedness is presented for conversion by holders (see “—Indebtedness” below), or for our future operational needs, and we cannot be certain that funding will be available on terms acceptable to us, or at all.

As part of our business strategy, we plan to consider and, as appropriate, make acquisitions of other businesses, products, product rights or technologies. Our cash reserves and other liquid assets may be inadequate to consummate such acquisitions and it may be necessary for us to issue stock or raise substantial additional funds in the future to complete future transactions. In addition, as a result of our acquisition efforts, we are likely to experience significant charges to earnings for merger and related expenses (whether or not our efforts are successful) that may include transaction costs or closure costs.

In 2009, we have incurred cash charges of $75 million and $30 million, respectively, related to our option agreements with Ception Therapeutics, Inc. and ImmuPharma PLC.  For a complete description of these transactions, see Note 19 of the Consolidated Financial Statements.

In 2009, we received $67.3 million in federal tax refunds of previously paid 2008 estimated federal taxes. This refund was principally due to the tax benefit relating to the termination of our collaboration with Alkermes for the marketing and sale of VIVITROL and the settlement with the U.S. Attorney’s Office.

Marketed Products and Product Candidates

Sales growth of our modafinil-based products depends, in part, on the continued effectiveness of the various settlement agreements we entered into in late 2005 and early 2006, as well as our maintenance of protection in the United States and abroad of the modafinil particle-size patent through its expiration beginning in 2014 and our NUVIGIL polymorph patent through its expiration beginning in 2023. See Note 15 of the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.  During 2008, we experienced a 2% decline in prescription growth of PROVIGIL.  We have undertaken a number of initiatives, including changes to our sales force and the continuation of direct-to-consumer print and web-based advertising that we believe will stimulate prescription growth.  Finally, growth of our modafinil-based product sales in the future may depend in part on our ability to successfully launch NUVIGIL in the third quarter of 2009.  We expect that upon the launch of NUVIGIL, our marketing efforts with respect to PROVIGIL will decline substantially and will shift to NUVIGIL.  Currently, we do not believe 2009 CNS net sales will be adversely impacted as compared to 2008 by the decline in PROVIGIL marketing efforts associated with the launch of NUVIGIL.

Our future growth depends in large part on our ability to achieve continued sales growth with AMRIX and TREANDA, which we launched in October 2007 and April 2008, respectively.  Growth of AMRIX sales will depend in part on the strength of the patent covering the product, particularly in light of the ANDAs filed by Barr, Mylan and Impax.

Our future growth also depends, in part, on our ability to successfully market FENTORA within its current indication and to secure FDA approval of a broader labeled indication for the product outside of breakthrough cancer pain.  In November 2007, we submitted a supplemental new drug application (“sNDA”) to the FDA seeking approval to market FENTORA for the management of breakthrough pain in opioid tolerant patients with chronic pain conditions. In May 2008, an FDA Advisory Committee voted not to recommend approval of the FENTORA sNDA.  In September 2008, we received a complete response letter, in which the FDA requested that we implement and demonstrate the effectiveness of proposed enhancements to the current FENTORA risk management program.  In December 2008, we also received a supplement request letter from the FDA requesting that we submit a Risk Evaluation and Mitigation Strategy (the “REMS Program”) with respect to FENTORA, which we expect to file with the FDA by the end of the first quarter of 2009.  In the December 2008 supplement request letter, the FDA also provided guidance for the design and implementation of the REMS Program to mitigate serious risks associated with the use of FENTORA.  To address the FDA’s requests in its September 2008 and December 2008 letters, we plan to implement as part of the REMS Program a first-of-its-kind initiative designed to minimize the potential risk of overdose from an opioid through appropriate patient selection.  We believe that, by working with the FDA, we can design and implement a REMS Program to meet the FDA’s requests and possibly provide a potential avenue for approval of the sNDA. We anticipate initiating the REMS Program upon receipt of approval from the FDA.  With respect to ACTIQ, its sales have been meaningfully eroded by the launch of FENTORA and by generic OTFC products sold since June 2006 by Barr Laboratories, Inc. and by us through our sales agent, Watson Pharmaceuticals, Inc.  We expect this erosion will continue throughout 2009.

Clinical Studies

Over the past few years, we have incurred significant expenditures related to conducting clinical studies to develop new pharmaceutical products and to explore the utility of our existing products in treating disorders beyond those currently approved in their respective labels. In 2009, we expect to continue to incur significant levels of research and development expenditures. We also expect to continue or begin a number of significant clinical programs including, among others: studies of TREANDA as a front-line treatment for NHL and for the treatment of multiple myeloma; a Phase II program evaluating CEP-701 for the treatment of myeloproliferative disorder; and clinical programs with NUVIGIL focused on cancer related fatigue/tiredness, adjunctive treatment to atypical anti-psychotics in schizophrenia patients, bi-polar depression, treatment of obstructive sleep apnea and co-morbid depression, excessive sleepiness associated with jet lag disorder and with traumatic brain injury.

Manufacturing, Selling and Marketing Efforts

In 2009, we expect to continue to incur significant expenditures associated with manufacturing, selling and marketing our products. We expect to continue in-process capital expenditure projects at our research and development facilities in France and West Chester, Pennsylvania.  We also expect to continue in 2009 a capital expenditure project related to the transfer of manufacturing activities from our facility in Eden Prairie, Minnesota to our facility in Salt Lake City, Utah; we expect this transfer to be completed by 2010 or 2011.  The aggregate amount of our sales and marketing expenses in 2009 is expected to be higher than that incurred in 2008, primarily as a result of higher expenses associated with our promotional efforts related to AMRIX and TREANDA and pre-launch expenses and subsequent post-launch promotional efforts associated with NUVIGIL.

Over the past few years, we have been developing a manufacturing process for the active pharmaceutical ingredient in NUVIGIL that is more cost effective than our prior process of separating modafinil into armodafinil.  As a result of our plan to manufacture armodafinil in the future using this new process and our decision to launch NUVIGIL in the third quarter of 2009, we assessed the potential impact of these items on certain of our existing agreements to purchase modafinil.  Under these contracts, we have agreed to purchase minimum amounts of modafinil through 2012, with aggregate future purchase commitments totaling $57.8 million as of December 31, 2008.  Based on our current assessment, we have recorded a reserve of $26.0 million for purchase commitments for modafinil raw materials not expected to be utilized.  We also are initiating a search for a potential acquiror of our manufacturing facility in Mitry-Mory, France where we produce modafinil.  As of December 31, 2008, we had $34.8 million of property and equipment related to the Mitry-Mory facility included on our balance sheet.  The resolution of these assessments could have a negative impact on our results of operations in future periods.

Indebtedness and Redeemable Equity

We have significant indebtedness outstanding, consisting principally of indebtedness on convertible subordinated notes. The following table summarizes the principal terms of our most significant convertible subordinated notes outstanding as of December 31, 2008:

Security	Outstanding	Conversion Price		Redemption Rights and Obligations
	(in millions)
2.0% Convertible Senior Subordinated Notes due June 2015 (the “2.0% Notes”)	$820.0	$46.70	*	Generally not redeemable by the holder prior to December 2014.

Zero Coupon Convertible Notes due June 2033, first putable June 15, 2010 (the “2010 Zero Coupon Notes”)	$199.5	$56.50	*	Redeemable on June 15, 2010 at either option of holder or us at a redemption price of 100.25% of the principal amount redeemed.

*

Stated conversion prices as per the terms of the notes. However, each convertible note contains certain terms restricting a holder’s ability to convert the notes, including that a holder may only convert if the closing price of our stock on the day prior to conversion is higher than $56.04 or $67.80 with respect to the 2.0% Notes or the 2010 Zero Coupon Notes, respectively. For a more complete description of these notes, including the associated convertible note hedge, see Note 12 to our Consolidated Financial Statements.

As of December 31, 2008, our closing stock price was $77.04, and therefore, all of our notes were convertible as of December 31, 2008. Under the terms of the indentures governing the notes, we are obligated to repay in cash the aggregate principal balance of any such notes presented for conversion. As of the filing date of this Annual Report on Form 10-K, we do not have available cash, cash equivalents and investments sufficient to repay all of the convertible notes, if presented. In addition, other than the restrictive covenants contained in our credit agreement, there are no restrictions on our use of this cash and the cash available to repay indebtedness may decline over time. If we do not have sufficient funds available to repay any principal balance of notes presented for conversion, we will be required to raise additional funds. Because the financing markets may be unwilling to provide funding to us or may only be willing to provide funding on terms that we would consider unacceptable, we may not have cash available or be able to obtain funding to permit us to meet our repayment obligations, thus adversely affecting the market price for our securities.

As of December 31, 2008, all of our notes are convertible because the closing price of our common stock on that date was higher than the restricted conversion prices of these notes. As a result, all notes have been classified as current liabilities on our consolidated balance sheet as of December 31, 2008.  See Note 12 to our Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for summary of our convertible debt, note hedge and call warrant.  As of February 17, 2009, the fair value of both the 2.0% Notes and the 2010 Zero Coupon Notes is greater than the value of the shares into which such notes are convertible. We believe that the share price of our common stock would have to significantly increase over the market price as of the filing date of this report before the fair value of the convertible notes would be less than the value of the common stock shares underlying the notes and, as such, we believe it is highly unlikely that holders of the 2.0% Notes or the 2010 Zero Coupon Notes will present significant amounts of such notes for conversion under the current terms. In the unlikely event that a significant conversion did occur, we believe that we have the ability to raise sufficient cash to repay the principal amounts due through a combination of utilizing our existing cash on hand, accessing our credit facility, raising money in the capital markets or selling our note hedge instruments for cash.

The annual interest payments on our convertible notes outstanding as of December 31, 2008 are $16.4 million, payable semi-annually on June 1 and December 1. In the future, we may agree to exchanges of the notes for shares of our common stock or debt, or may determine to use a portion of our existing cash on hand to purchase or retire all or a portion of the outstanding convertible notes.

Our 2.0% Notes and 2010 Zero Coupon Notes are included in the dilutive earnings per share calculation using the treasury stock method. Under the treasury stock method, we must calculate the number of shares issuable under the terms of these notes based on the average market price of our common stock during the period, and include that number in the total diluted shares figure for the period. At the time we sold our 2.0% Notes and Zero Coupon Notes we entered into convertible note hedge and warrant agreements that together are intended to have the economic effect of reducing the net number of shares that will be issued upon conversion of the notes by increasing the effective conversion price for these notes, from our perspective, to $67.92 and $72.08, respectively. However, from an accounting principles generally accepted in the United States of America (“U.S. GAAP”) perspective, Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share” (“SFAS 128”) considers only the impact of the convertible notes and the warrant agreements; since the impact of the convertible note hedge agreements is always anti-dilutive, SFAS 128 requires that we exclude from the calculation of fully diluted shares the number of shares of our common stock that we would receive from the counterparties to these agreements upon settlement.

Under the treasury stock method, changes in the share price of our common stock can have a significant impact on the number of shares that we must include in the fully diluted earnings per share calculation. The following table provides examples of how changes in our stock price will require the inclusion of additional shares in the denominator of the fully diluted earnings per share calculation (“Total Treasury Stock Method Incremental Shares”). The table also reflects the impact on the number of shares we could expect to issue upon concurrent settlement of the convertible notes, the warrant and the convertible note hedge (“Incremental Shares Issued by Cephalon upon Conversion”):

Share Price	Convertible Notes Shares	Warrant Shares	Total Treasury Stock Method Incremental Shares(1)	Shares Due to Cephalon under Note Hedge	Incremental Shares Issued by Cephalon upon Conversion(2)
$65.00	5,406	—	5,406	(5,406)	—
$75.00	7,497	1,998	9,495	(7,497)	1,998
$85.00	9,096	4,496	13,592	(9,096)	4,496
$95.00	10,358	6,468	16,826	(10,358)	6,468
$105.00	11,380	8,064	19,444	(11,380)	8,064

(1)	Represents the number of incremental shares that must be included in the calculation of fully diluted shares under U.S. GAAP.

(2)	Represents the number of incremental shares to be issued by us upon conversion of the convertible notes, assuming concurrent settlement of the convertible note hedges and warrants.

On August 15, 2008, we established a $200 million, three-year revolving credit facility (the “Credit Agreement”) with JP Morgan Chase Bank, N.A. and certain other lenders.  The credit facility is available for letters of credit, working capital and general corporate purposes and is guaranteed by certain of our domestic subsidiaries.  The Credit Agreement contains customary covenants, including but not limited to covenants related to total debt to Consolidated EBITDA (as defined in the Credit Agreement), senior debt to Consolidated EBITDA, interest expense coverage and limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, and transactions with affiliates.  As of the date of this filing, we have not drawn any amounts under the credit facility.

Other

We may experience significant fluctuations in quarterly results based primarily on the level and timing of:

•                  cost of product sales;

•                  achievement and timing of research and development milestones;

•                  collaboration revenues;

•                  cost and timing of clinical trials, regulatory approvals and product launches;

•                  marketing and other expenses;

•                  manufacturing or supply disruptions;

•                  unanticipated conversions of our convertible notes; and

•                  costs associated with the operations of recently-acquired businesses and technologies.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

(In thousands)

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which we have prepared in accordance with U.S. GAAP. In preparing these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We develop and periodically change these estimates and assumptions based on historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 1 to our Consolidated Financial Statements for the year ended December 31, 2008. The Securities and Exchange Commission defines critical accounting policies as those that are, in management’s view, most important to the portrayal of the company’s financial condition and results of operations and most demanding of their judgment. Management considers the following policies to be critical to an understanding of our consolidated financial statements and the uncertainties associated with the complex judgments made by us that could impact our results of operations, financial position and cash flows.

Revenue recognition—In the United States, we sell our proprietary products to pharmaceutical wholesalers, the largest three of which account for 71% of our total consolidated gross sales for the year ended December 31, 2008. Decisions made by these wholesalers regarding the levels of inventory they hold (and thus the amount of product they purchase from us) may have materially affected the level of our sales in any particular period and thus our sales may not correlate to the number of prescriptions written for our products as reported by IMS Health.

We have distribution service agreements with our major wholesaler customers. These agreements obligate the wholesalers to provide us with periodic retail demand information and current inventory levels for our products held at their warehouse locations; additionally, the wholesalers have agreed to manage the variability of their purchases and inventory levels within specified limits based on product demand.

Product sales are recognized upon the transfer of ownership and risk of loss for the product to the customer. In the United States, we sell all commercial products F.O.B. destination. Transfer of ownership and risk of loss for the product pass to the customer at the point that the product is received by the customer. In Europe, product sales are recognized predominantly upon customer receipt of the product, except in certain contractual arrangements where different terms may be specified.

Payments under co-promotional or managed services agreements are recognized over the period when the products are sold or the promotional activities are performed. The portion of the payments that represent reimbursement of our expenses is recognized as an offset to those expenses in our results of operations.

We recognize revenue on new product launches when sales returns can be reasonably estimated and all other revenue recognition requirements have been met. When determining if returns can be estimated, we consider actual returns of similar products as well as sales returns with similar customers. In cases in which a new product is not an extension of an existing line of product or where we have no history of experience with products in a similar therapeutic category such that we can not estimate expected returns of the new product, we defer recognition of revenue until the right of return no longer exists or until we have developed sufficient historical experience to estimate sales returns. In developing estimates for sales returns, we consider inventory levels in the distribution channel, shelf life of the product and expected demand based on market data and prescriptions.

As of December 31, 2008, we received information from substantially all of our U.S. wholesaler customers about the levels of inventory they held for our U.S. branded products. Based on this information, which we have not independently verified, we believe that total inventory held at these wholesalers is approximately two to three weeks supply of our U.S. branded products at our current sales levels. At December 31, 2008, we believe that inventory held at wholesalers and retailers of our generic OTFC product, launched in October 2006, is approximately five months supply at our current sales levels.

In October 2007, we launched AMRIX.  Sales of AMRIX to wholesalers and retailers include the right of return of expired product.  Based on the sales levels and the prescription data during the fourth quarter of 2007, and based on the number of units on hand in the pipeline at December 31, 2007 relative to the overall demand for the products, we have estimated and recorded all applicable product sales allowances related to AMRIX as of December 31, 2007.  We have therefore recognized revenues for AMRIX based on a fixed and determinable sales price in 2007 and 2008.

In September 2006, we launched generic OTFC, utilizing Watson Pharmaceuticals, Inc. as our sales agent in this effort.  We pay our sales agent a commission for these services and record this commission as selling, general and administrative expense.  In October 2006, we launched FENTORA® (fentanyl buccal table) [C-II].  Sales of our generic OTFC product to wholesalers and retailers include both the right of return of expired product and retroactive price reductions under certain conditions, while sales of FENTORA also include the right of return of expired product.  Based on the sales levels and the prescription data during the fourth quarter of 2006, and based on the number of units on hand in the pipeline at December 31, 2006 relative to the overall demand for the products, we have estimated and recorded all applicable product sales allowances related to generic OTFC and FENTORA as of December 31, 2006.  We have therefore recognized revenues for generic OTFC and FENTORA based on a fixed and determinable sales price in 2006, 2007 and 2008.

Sales of our generic OTFC product could be subject to retroactive price reductions for units that remain in the pipeline if the price of generic OTFC is reduced, including as a result of another generic entrant into the market, and as a result any estimated impact of such adjustments is recorded at the time revenue is recognized.  This estimate of both the potential timing of a generic entrant and the amount of the price reduction is highly subjective.  At December 31, 2008, we are not aware of any expected additional entrants into the generic OTFC market that would result in a price reduction to customers for inventory already purchased from us, and do not believe that any revenue recognized as of December 31, 2008 would be effected by a retroactive shelf stock adjustment.  If an additional generic entrant had occurred on January 1, 2009, and generic OTFC prices were reduced by 15%, then a reduction of our reported revenues of $8.8 million would result.  We utilize Watson as our sales agent for the sales and distribution of our generic OTFC.  We pay our sales agent a commission for these services and record this commission as selling, general and administrative expense.

Product sales allowances—We record product sales net of the following significant categories of product sales allowances: prompt payment discounts, wholesaler discounts, returns, coupons, Medicaid discounts and managed care and governmental contracts. Calculating each of these items involves significant estimates and judgments and requires us to use information from external sources. In certain of the product sales allowance categories, we have calculated the impact of changes in our estimates, which we believe represent reasonably likely changes to these estimates based on historical data adjusted for certain unusual items such as changes in government contract rules.

1) Prompt payment discounts—We offer our U.S. wholesaler customers a 2% prompt-pay cash discount as an incentive to remit payment within the first thirty-five days after the date of the invoice. Prompt-pay discount calculations are based on the gross amount of each invoice. We account for these discounts by reducing sales by the 2% discount amount when product is sold, and apply earned cash discounts at the time of payment. Since we began selling our products commercially in 1999, our customers have routinely taken advantage of this discount. Based on common industry practices and our customers’ overall payment performance, we accrue for cash discounts on all U.S. sales recorded during the period. We adjust the accrual to reflect actual experience as necessary and, as a result, the actual amount recognized in any period may be slightly different from our accrual amount.

2) Wholesaler discounts—We have distribution service agreements with a number of our wholesaler customers that provide our wholesalers with the opportunity to earn up to 2% in additional discounts in exchange for the performance of certain services. We have therefore recorded a provision equal to 2% of U.S. gross sales for the twelve months ended December 31, 2008, less inventory appreciation adjustments for 2008 price increases. In addition, at our discretion, we may provide additional discounts to wholesalers such as the additional discount offered to wholesalers on initial stocking orders of FENTORA and AMRIX. Actual discounts provided could therefore exceed historical experience and our estimates of expected discounts. If these discounts were to increase by 1.0% of 2008 gross sales from our proprietary products marketed in the U.S., then an additional provision of $16.4 million would result.

3) Returns—Customers can return short-dated or expired product that meets the guidelines set forth in our return goods policy. Product shelf life from the date of manufacture for PROVIGIL is three years, GABITRIL is two to three years, depending on product strength, and ACTIQ, TREANDA, AMRIX and FENTORA are each two years. Returns are accepted from wholesalers and retail pharmacies. Wholesaler customers can return short dated product with six months or less shelf life remaining and expired product within twelve months following the expiration date. Retail pharmacies are not permitted to return short-dated product but can return full or partial quantities of expired product only within twelve months following the expiration date. We base our estimates of product returns for each of our products on the percentage of returns that we have experienced historically. Notwithstanding this, we may adjust our estimate of product returns if we are aware of other factors that we believe could meaningfully impact our expected return percentages. These factors could include, among others, our estimates of inventory levels of our products in the distribution channel, known sales trends and existing or anticipated competitive market forces such as product entrants and/or pricing changes.

For the year ended December 31, 2008, we recorded a provision for returns at a weighted average rate of 2.2% of gross sales, which is an increase over our actual historical return percentages. Returns increased for the year ended December 31, 2008 as compared to the year ended December 31, 2007 as a result of heightened ACTIQ returns in the second half of 2008 and higher FENTORA returns in the fourth quarter of 2008.  Between March and July of 2006, we increased ACTIQ manufacturing levels to ensure sufficient supply as we switched manufacturing to FENTORA in anticipation of its launch and prepared for the transition of ACTIQ production to a new facility that opened in August 2006.  The expiration of this product in the second half of 2008 has resulted in both an increased amount of returns and a higher level of returns experience for this period.  In the fourth quarter of 2008, we experienced our first returns for FENTORA, which was launched in October 2006, at a level higher than originally expected.  As a result, we have adjusted our returns percentages as it relates to current ACTIQ and FENTORA sales to more closely match this recent experience.  In the future, actual returns could exceed historical experience and our estimates of expected future returns activity because of several factors, including, among other things, wholesaler and retailer stocking patterns and/or competition.  If the returns provision percentage were to increase by 0.5% of 2008 gross sales from our proprietary products marketed in the U.S., then an additional provision of $8.2 million would result.

Based on fourth quarter sales, we believe a reasonable estimate of our maximum exposure for potential returns related to product in our total supply pipeline as of December 31, 2008 is $342.9 million.

4) Coupons—We offer patients the opportunity to obtain free samples of our products through a program whereby physicians provide coupons to qualified patients for redemption at retail pharmacies. We reimburse retail pharmacies for the cost of these products through a third party administrator. We recognize the estimated cost of this reimbursement as a reduction of gross sales when product is sold. In addition, we maintain an accrual for unused coupons based on inventory in the distribution channel and historical coupon usage rates and adjust this accrual whenever changes in such coupon usage rates occur.

For the year ended December 31, 2008, we recorded a provision for coupons at a weighted average rate of 0.9% of gross sales. Actual coupon usage could exceed historical experience and our estimates of expected future coupon activity. If the coupons provision percentage were to increase by 0.5% of 2008 gross sales from our proprietary products marketed in the U.S., then an additional provision of $8.2 million would result.

5) Medicaid discounts—We record accruals for rebates to be provided through governmental rebate programs, such as the Medicaid Drug Rebate Program, as a reduction of sales when product is sold. These reductions are based on historical rebate amounts and trends of sales eligible for these governmental programs for a period, as well as any expected changes to the trends of our total product sales. In addition, we estimate the expected unit rebate amounts to be used and adjust our rebate accruals based on the expected changes in rebate pricing. Rebate amounts are generally invoiced and paid quarterly in arrears, so that our accrual consists of an estimate of the amount expected to be incurred for the current quarter’s activity, plus an accrual for prior quarters’ unpaid rebates and an accrual for inventory in the distribution channel.

For the year ended December 31, 2008, we recorded a provision for Medicaid discounts at a weighted average rate of 1.8% of gross sales. Actual Medicaid discounts could exceed historical experience and our estimates of expected future Medicaid patient activity or unit rebate amounts. If the Medicaid discounts provision percentage were to increase by 0.5% of 2008 gross sales from our proprietary products marketed in the U.S., then an additional provision of $8.2 million would result.

6) Managed care and governmental contracts—We have entered into agreements with certain managed care customers whereby we provide agreed-upon discounts to such entities based on market share. We record accruals for these discounts as a reduction of sales when product is sold based on the discount rates and expected levels of market share of these managed care customers during a period. We estimate eligible sales based on historical amounts and trends of sales by these entities and on any expected changes to the trends of our product sales. Discounts are generally invoiced and paid quarterly in arrears, so that our accrual consists of an estimate of the amount expected to be incurred for the current quarter’s activity, plus an accrual for prior quarters’ unpaid rebates and an accrual for inventory in the distribution channel.

We have entered into agreements with certain governmental customers (other than Medicaid) whereby we provide legislatively mandated discounts and rebates to such entities. We record accruals for these discounts and rebates as a reduction of sales when product is sold based on the discount amounts and expected levels of performance of these governmental customers during a period. We estimate eligible sales based on historical sales amounts and trends of sales by these entities and on any expected changes to the trends of our product sales. Generally, discounts are granted to governmental customers by our wholesalers at time of purchase. In other cases, rebates are paid directly to governmental customers based on reported levels of patient usage. Wholesalers charge these discounts and rebates back to us generally within one to three months. We record accruals for our estimate of unprocessed chargebacks related to sales made during the period based on an estimate of the amount expected to be incurred for the current quarter’s sales, plus an accrual based on the amount of inventory in the distribution channel.

We recognized a reduction in the managed care and governmental contracts allowance of $13.3 million in the third quarter of 2006, representing amounts paid to the DoD under the Tricare program from October 2004 through June 30, 2006. In October 2006, the DoD announced that it would reimburse all companies that had voluntarily made such payments under the Tricare program due to the U.S. Court of Appeals September 2006 ruling and we received this reimbursement in December 2006. We recognized a reserve of $15.8 million as of December 31, 2008 for amounts payable to the U.S. Department of Defense (“DoD”) under the new Tricare program effective January 28, 2008.

For the year ended December 31, 2008, we recorded a provision for managed care and governmental contracts at a weighted average rate of 5.4% of gross sales. Actual chargebacks and rebates could exceed historical experience and our estimates of expected future participation in these programs. If the chargebacks and rebates provision percentage were to increase by 0.5% of 2008 gross sales from our proprietary products marketed in the U.S., then an additional provision of $8.2 million would result.

The following table summarizes activity in each of the above categories for the years ended December 31, 2007 and 2008:

	Prompt Payment Discounts	Wholesaler Discounts	Returns*	Coupons	Medicaid Discounts	Managed Care & Governmental Contracts	Total
Balance at January 1, 2007	$(3,548)	$(310)	$(28,843)	$(4,662)	$(26,402)	$(19,495)	$(83,260)

Provision:
Current period	(31,819)	(22,172)	(16,793)	(25,591)	(37,681)	(82,958)	(217,014)
Prior periods	5	—	2,677	172	153	209	3,216
Total	(31,814)	(22,172)	(14,116)	(25,419)	(37,528)	(82,749)	(213,798)

Actual:
Current period	28,737	15,723	—	18,338	18,242	58,986	140,026
Prior periods	3,543	310	17,624	4,490	25,805	18,994	70,766
Total	32,280	16,033	17,624	22,828	44,047	77,980	210,792
Balance at December 31, 2007	$(3,082)	$(6,449)	$(25,335)	$(7,253)	$(19,883)	$(24,264)	$(86,266)

Provision:
Current period	(36,855)	(13,899)	(21,427)	(21,176)	(40,774)	(122,517)	(256,648)
Prior periods	—	2	(27,732)	108	(149)	1,079	(26,692)
Total	(36,855)	(13,897)	(49,159)	(21,068)	(40,923)	(121,438)	(283,340)

Actual:
Current period	32,418	5,911	—	15,079	19,233	73,874	146,515
Prior periods	3,082	6,447	38,071	7,144	19,543	23,187	97,474
Total	35,500	12,358	38,071	22,223	38,776	97,061	243,989
Balance at December 31, 2008	(4,437)	(7,988)	(36,423)	(6,098)	(22,030)	(48,641)	(125,617)

*              Given our return goods policy, we assume that all returns in a current year relate to prior period sales.

Inventories— Effective October 1, 2008, we changed our method of accounting for inventories previously valued using the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and adjusted our results for all of the periods presented.  As a result of this change, all inventories are now valued using the FIFO method.  Our inventories include the cost of raw materials, labor, overhead and shipping and handling costs.

The majority of our inventories are subject to expiration dating. We regularly evaluate the carrying value of our inventories and when, in our opinion, factors indicate that impairment has occurred, we establish a reserve against the inventories’ carrying value. Our determination that a valuation reserve might be required, in addition to the quantification of such reserve, requires us to utilize significant judgment. We base our analysis, in part, on the level of inventories on hand in relation to our estimated forecast of product demand, production requirements for forecasted product demand and the expiration dates of inventories. Although we make every effort to ensure the accuracy of forecasts of future product demand, any significant unanticipated decreases in demand could have a material impact on the carrying value of our inventories and our reported operating results. To date, inventory adjustments have not been material.

We expense pre-approval inventory unless we believe it is probable that the inventory will be saleable.  We have capitalized inventory costs associated with marketed products and certain products prior to regulatory approval and product launch, based on management’s judgment of probable future commercial use and net realizable value.  With respect to capitalization of unapproved product candidates, we seek to produce inventory in preparation for the launch of the product and in amounts sufficient to support forecasted initial market demand. Typically, capitalization of this inventory does not begin until the product candidate is considered to have a high probability of regulatory approval. This may occur when either the product candidate is in Phase III clinical trials or when it is a new formulation or dosage strength of a presently approved product for which we believe there is a high probability of receiving FDA approval.  If we are aware of any specific risks or contingencies that are likely to impact the expected regulatory approval process or if there are any specific issues identified during the research process relating to safety, efficacy, manufacturing, marketing or labeling of the product candidate, we would not capitalize the related inventory.

When manufacturing and capitalizing inventory costs of product candidates and at each subsequent balance sheet date, we consider both the expiration dates of the inventory and anticipated future sales once approved.  Since expiration dates are impacted by the stage of completion, we seek to avoid product expiration issues by managing the levels of inventory at each stage to optimize the shelf life of the inventory relative to anticipated market demand following launch.

Once we have determined to capitalize inventory for a product candidate that is not yet approved, we will monitor, on a quarterly basis, the status of this candidate within the regulatory approval process.  We could be required to expense previously capitalized costs related to pre-approval inventory upon a change in our judgment of future commercial use and net realizable value, due to a denial or delay of approval by regulatory bodies, a delay in the timeline for commercialization or other potential factors.

On a quarterly basis, we evaluate all inventory, including inventory capitalized for which regulatory approval has not yet been obtained, to determine if any lower of cost or market adjustment is required.  As it relates to pre-approval inventory, we consider several factors including expected timing of FDA approval, projected sales volume and estimated selling price.  Projected sales volume is based on several factors including market research, sales of similar products and competition in the market.  Estimated sales price is based on the price of existing products sold for the same indications and expected market demand.

In June 2007, we secured final FDA approval of NUVIGIL.  We intend to launch NUVIGIL commercially in the third quarter of 2009 and have included net NUVIGIL inventory balances of $111.6 million and $104.7 million at December 31, 2008 and 2007, respectively, in other assets, rather than inventory.  Upon launch, our NUVIGIL inventory balance will be reclassified to current inventory. Based on the expiration dates and our current estimates of sales demand for NUVIGIL, no additional reserve related to NUVIGIL is required at this time.  At December 31, 2006, we had an $8.6 million inventory reserve related to the FDA’s determination that the SPARLON sNDA was not approvable (see Note 7 of the Consolidated Financial Statements).

We have committed to make future minimum payments to third parties for certain raw material inventories. Over the past few years, we have been developing a manufacturing process for the active pharmaceutical ingredient in NUVIGIL that is more cost effective than our prior process of separating modafinil into armodafinil.  As a result of our plan to manufacture armodafinil in the future using this new process and our decision to launch NUVIGIL in the third quarter of 2009, we assessed the potential impact of these items on certain of our existing agreements to purchase modafinil.  Under these contracts, we have agreed to purchase minimum amounts of modafinil through 2012, with aggregate purchase commitments totaling $57.8 million as of December 31, 2008.  Based on our current assessment, we have recorded a reserve of $26.0 million for purchase commitments for modafinil raw materials not expected to be utilized.  See Note 7 to our Consolidated Financial Statements for additional information.

Valuation of Property and Equipment, Intangible Assets and Goodwill—Our property and equipment have been recorded at cost and are being depreciated on a straight-line basis over the estimated useful life of those assets.

We regularly assess our property and equipment, intangible assets, goodwill and other long lived assets to determine whether any impairment in these assets may exist and, if so, the extent of such impairment. To do this, in the case of goodwill, we estimate the fair value of each of our reporting units and compare it to the book value of their net assets. In the case of intangibles and other long lived assets, we assess whether triggering events have occurred and if so, we compare the estimated cash flows of the related asset group and compare it to the book value of the asset group. Calculating fair value as well as future cash flows requires that we make a number of critical legal, economic, market and business assumptions that reflect our best estimates as of the testing date. We believe the methods we use to determine these underlying assumptions and estimates are reasonable and reflective of common practice. Notwithstanding this, our assumptions and estimates may differ significantly from actual results, or circumstances could change that would cause us to conclude that an impairment now exists or that we previously understated the extent of impairment.

For example, with respect to our DURASOLV intangible assets, in the third quarter of 2007, the U.S. Patent and Trademark Office (“PTO”) notified us that, on re-examination, it has rejected the claims in the two U.S. patents for our DURASOLV ODT technology.  We filed notices of appeal of the PTO’s decisions in the fourth quarter of 2007 regarding one patent and in the second quarter of 2008 regarding the second patent.  While we intend to vigorously defend these patents, these efforts, ultimately, may not be successful.  The invalidity of the DURASOLV patents could have a material adverse impact on the $48.7 million carrying value of the DURASOLV intangible assets. For additional information regarding our significant accounting policies with respect to goodwill, intangibles and other long-lived assets, see Note 1 of our Consolidated Financial Statements.

Income taxes— We provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires that income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The deferred assets and liabilities included within the consolidated results from the activities of the variable interest entity are not realizable benefits and or liabilities to Cephalon. See Note 2 to our Consolidated Financial Statements for additional information.

We provide for income taxes at a rate equal to our estimated annual combined federal, state and foreign statutory effective rates. Subsequent adjustments to our estimates of our ability to recover the deferred tax assets or other changes in circumstances or estimates could cause our provision for income taxes to vary from period to period, as it has for the current year ended December 31, 2008.

At December 31, 2008, we have a valuation allowance of $140.4 million, against a gross deferred tax asset balance of $561.5 million.  This valuation allowance is composed entirely of state and foreign net operating losses, and state tax credits where we have concluded at this time that it is not more likely than not that these deferred tax assets will be realized. We will continue to review and analyze the likelihood of realizing tax benefits related to deferred tax assets as there is more certainty surrounding our future levels of profitability related to specific company operations and the related taxing jurisdictions.  See Note 16 of our Consolidated Financial Statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”) which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, a company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006.  We adopted the provisions of FIN 48 on January 1, 2007. See Note 16 of our Consolidated Financial Statements.

The recognition and measurement of certain tax benefits includes estimates and judgments by management and inherently includes subjectivity.  Changes in estimates may create volatility in our effective tax rate in future periods due to settlements with various tax authorities (either favorable or unfavorable), the expiration of the statute of limitations on some tax positions and obtaining new information about particular tax positions that may cause management to change its estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements.  In February 2008, the FASB issued two final staff positions (“FSP”) amending SFAS 157.  FSP SFAS 157-1 amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases and its related interpretive accounting pronouncements that address leasing transactions.  FSP SFAS 157-2 delays the effective date of SFAS 157 until fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.  We adopted SFAS 157 on January 1, 2008, except for the items covered by FSP SFAS 157-2.

SFAS 157 establishes a three-tier fair value hierarchy, which prioritize the inputs used in measuring fair value as follows:

•                  Level 1: Observable inputs such as quoted prices in active markets for identical assets and liabilities;

•                  Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•                  Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

We have no material assets or liabilities that are currently subject to recurring valuation under FAS 157.

In November 2007, the Emerging Issues Task Force (“EITF”) reached a final consensus on EITF Issue No. 07-1, “Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property” (“EITF 07-1”).  EITF 07-1 defines collaborative arrangements and establishes accounting and financial statement disclosure requirements for such arrangements.  EITF 07-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  Adoption is on a retrospective basis to all prior periods presented for all collaborative arrangements existing as of the effective date.  Our current accounting policies are consistent with the accounting under EITF 07-1. Therefore, the accounting for our collaborations have not changed.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”).  SFAS 141(R) will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, IPR&D and restructuring costs. In addition, under SFAS 141(R), changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense.  SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early application is not permitted. The effect of SFAS 141(R) on our consolidated financial statements will be dependent on the nature and terms of any business combinations that occur after its effective date.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”).  The new standard is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements.  The new standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged.  We do not expect the adoption of SFAS 161 to have a significant impact on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”).  FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. The FSP is intended to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles.  The new standard is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008.  We are currently evaluating the impact of FSP FAS 142-3 adoption on our consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or embedded feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  EITF 07-5 provided guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock.  This determination is necessary for evaluating whether the instrument (or feature) is considered a derivative financial instrument under SFAS No. 133.  The guidance is effective for fiscal years beginning on or after December 15, 2008.  We do not expect the adoption of EITF 07-5 to have a significant impact on our consolidated financial statements.

In September 2008, the FASB ratified EITF Issue No. 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”).  EITF 08-7 applies to all acquired intangible assets in situations in which the acquirer does not intend to actively use the asset but intends to hold (lock up) the asset to prevent its competitors from obtaining access to the asset (a defensive intangible asset), unless the intangible asset must be expensed in accordance with other literature.  The defensive intangible asset should be accounted for as a separate unit of accounting and its useful life should be determined by estimating the period over which the defensive intangible asset will diminish in fair value.  EITF 08-7 is effective prospectively for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We do not expect the adoption of EITF 08-7 to have a significant impact on our consolidated financial statements unless a future transaction results in the acquisition of a defensive intangible asset.